UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
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Securities Exchange Act of 1934
(Amendment No.     )

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Keurig Dr Pepper Inc.
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Keurig Dr Pepper

A MODERN BEVERAGE COMPANY

C4
C4
C4

Dr Pepper
zero SUGAR
Dr Pepper
Dr Pepper
Diet

GREEN MOUNTAIN
VANILLA CARAMEL
DONUT SHOP COFFEE
DUOS
Coconut + Mocha

core
core
core

ENERGIZED

POLAR

ATHLETIC
ATHLETIC
ATHLETIC

MOTT'S
MOTT'S

2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

It’s been almost five years since we formed Keurig Dr Pepper and shared our vision for transforming KDP into a Modern Beverage Company. From those early days and through a global pandemic and related challenges, we are immensely proud of the all-weather business model we have built, which has delivered strong and consistent shareholder returns in an unpredictable and changing environment.

Robert Gamgort Executive Chairman and Chief Executive Officer

Once again, we met our financial commitments in 2022, though the year proved to be our most difficult yet, as the lingering effects of macro supply chain disruption, another year of double-digit inflation and COVID-related mobility fluctuations pressured our business. In overcoming these and other challenges since our merger, we have matured our business model, expanded into attractive whitespace categories and invested in our highly differentiated distribution network. Today, our world-class portfolio reaches more beverage consumers and satisfies more beverage needs and occasions than ever, and we look to the future energized by the significant opportunities that lie ahead.

This energy is rooted in our unwavering focus on driving growth and value creation through our unique and flexible business strategy, which served us well again in 2022.

Our results are built on a foundation grounded in our principles of good governance, ethical transparency and an unwavering commitment to ESG. We continue to make progress against our aspirational Drink Well. Do Good. commitments via defined glide-paths, and we will share our 2022 progress in our annual Corporate Responsibility Report this summer.

I thank our nearly 28,000 employees who turn strategy into winning results, overcome obstacles with discipline and tenacity and have unstoppable energy for growing our brands and our Company. I would like to express my appreciation to our Board of Directors as well. Their deep expertise, strategic insight and unwavering commitment to high ethical standards were essential to our success in 2022.

We are also grateful to you for your continued investment in KDP and hold ourselves accountable to ensuring we maintain your trust and confidence. Looking forward, we are energized by the business we have built and our opportunity to continue driving strong and consistent shareholder returns for years to come.

We are pleased to invite you to attend our annual meeting of stockholders, which will take place online on June 12, 2023, at 10:00 a.m., Eastern Time. You may attend, vote, and submit questions during the meeting via the Internet at www.virtualshareholdermeeting.com/KDP2023. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible.

Sincerely,

Robert Gamgort

Executive Chairman and Chief Executive Officer

April 28, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Monday, June 12, 2023 10:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2023	Record Date April 13, 2023

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Keurig Dr Pepper Inc., a Delaware corporation (“KDP”), will be held on June 12, 2023, at 10:00 a.m. ET. You can attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by visiting www.virtualshareholdermeeting.com/KDP2023 and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If your shares are held in the name of a bank, broker or other nominee and you have any questions about your control number, please contact the bank, broker or other nominee that holds your shares.

Items Of Business:

1.	To elect the 11 directors named in the accompanying Proxy Statement to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.	To approve, on an advisory basis, KDP’s executive compensation;

3.	To vote, on an advisory basis, whether future advisory votes to approve KDP’s executive compensation should be held every one year, every two years, or every three years;

4.	To ratify the appointment of Deloitte & Touche LLP as KDP’s independent registered public accounting firm for fiscal year 2023; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote: Stockholders of KDP common stock at the close of business on April 13, 2023. A list of stockholders will be accessible prior to the Annual Meeting upon request from the Corporate Secretary and during the Annual Meeting by visiting the meeting website referenced above.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being made available to stockholders on or about April 28, 2023.

How You May Vote: (i) VIA THE INTERNET, (ii) BY TELEPHONE, or (iii) BY MAIL.

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Your vote is very important. To ensure your representation at the Annual Meeting, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote.

Anthony Shoemaker

Chief Legal Officer & Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 12, 2023:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended December 31, 2022 are available at www.proxyvote.com by entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	i

  Proxy Summary

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement. Stockholders are encouraged to read the entire Proxy Statement and 2022 Annual Report carefully before voting.

2023 Annual Meeting Information

Date and Time Monday, June 12, 2023 10:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2023	Record Date April 13, 2023

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR (each nominee)	5

2. Advisory Resolution to Approve KDP’s Executive Compensation	FOR	20

3. Advisory Vote Regarding the Frequency of Future Advisory Votes to Approve KDP’s Executive Compensation	EVERY ONE YEAR	21

4. Ratification of Deloitte & Touche LLP’s Appointment as the Company’s Independent Auditor for 2023	FOR	50

Keurig Dr Pepper – A Modern Beverage Company

Keurig Dr Pepper Inc. (“KDP,” “we,” “us,” “our” or the “Company”) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott’s®, Snapple® and The Original Donut Shop®. Through our powerful sales and distribution network, KDP can deliver our portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company’s Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, our supply chain, the health and wellbeing of consumers and with our people and communities.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	1

  Proxy Summary

Company Highlights

Company Milestones in 2022

KDP is a Modern Beverage Company with a bold vision: to provide a beverage for every need, available everywhere people shop and consume beverages. In 2022, the Company achieved double-digit net sales growth of nearly 11% and delivered Adjusted diluted EPS growth of 5%.1 At the same time, the Company advanced a corporate responsibility agenda that included diversity and inclusion, positive hydration, and regenerative agriculture.

The year also represented a period of evolution for the Company’s leadership team. In July 2022, KDP implemented a Chief Executive Officer transition plan, with Robert Gamgort transitioning from Chief Executive Officer to Executive Chairman and Ozan Dokmecioglu assuming the role of Chief Executive Officer. Upon Mr. Dokmecioglu’s resignation in November 2022, Mr. Gamgort was reappointed as Chief Executive Officer while maintaining his role as Executive Chairman. KDP welcomed new talent to the Company as well, with Sudhanshu Priyadarshi joining as Chief Financial Officer and Karin Rotem-Wildeman joining as Chief Research & Development Officer. The Company also elevated leadership within the Company to new roles, with Andrew Archambault assuming the role of President, Commercial & Beverage Concentrates and Roger Johnson assuming the role of Chief Supply Chain Officer.

Looking ahead with its new leadership team, the Company is focused on the next step of its journey—moving from a challenger to a champion in the beverage industry.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please see the “Non-GAAP Financial Measures” section of our Annual Report on Form 10-K for the year ended December 31, 2022.

2	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proxy Summary

2023 Director Nominees

7 of 11 nominees are independent	4 of 11 nominees are women	5 different nationalities	5.6 years average tenure

Name	Principal Occupation	Years of Service	Independent	No. of Current Public Company Boards (including KDP)	Committees & Roles

Robert Gamgort	Executive Chairman and Chief Executive Officer of KDP	5		1

Oray Boston	Worldwide President of Trauma, Extremities, Craniomaxillofacial and Animal Health at DePuy Synthes	<1	✓	1	RemCo

Olivier Goudet	Managing Partner and Chief Executive Officer of JAB	5		4

Peter Harf	Managing Partner and Chairman of JAB	5		3

Juliette Hickman	Former Investment Analyst of Capital World Investors	2	✓	2	Audit

Paul Michaels	Former Global President of Mars, Inc.	5	✓	2	Lead Director RemCo (Chair)

Pamela Patsley	Former Executive Chairman and Chief Executive Officer of MoneyGram International, Inc.	15	✓	4	Audit

Lubomira Rochet	Partner of JAB	2		4

Debra Sandler	Founder & CEO of Mavis Foods, LLC	2	✓	4	RemCo

Robert Singer	Former Chief Executive Officer of Barilla Holding S.p.A.	5	✓	2	Audit (Chair)

Larry Young	Former President and Chief Executive Officer of Dr Pepper Snapple Group	16	✓	1

Corporate Governance Highlights

Board Diversity and Independence	Board Practices	Oversight of Risk, Ethics and Corporate Responsibility

◾  Seven of our 11 director nominees are independent, with an additional three nominees affiliated with our largest stockholder, JAB, which owned approximately 31% of our common stock as of the record date

◾  All Board committees comprised solely of independent directors

◾  Strong Lead Independent Director with clearly defined and robust responsibilities

◾  Commitment to Board diversity, including characteristics such as age, gender, race and national origin

◾  Annual election of all directors

◾  Demonstrated successful Board refreshment

◾  Annual Board and committee evaluations

◾  Regular executive sessions of independent directors

◾  Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

◾  Directors limited to no more than four public company boards (including KDP)

◾  Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees

◾  Code of Conduct applicable to all directors, officers and employees, with annual compliance training and certification

◾  Robust political activities disclosures on our website

◾  Full Board oversight of corporate responsibility strategy and approval of Company’s long-term goals and commitments

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	3

  Proxy Summary

Key Executive Compensation Practices

◾	Strong pay for performance philosophy designed to link pay delivery to the Company’s financial and market performance

◾	Significant levels of direct investment and long-term stock ownership required for all executives to closely align the interests of executives with those of our stockholders

◾	Lengthy vesting periods for all equity awards

◾	Independent compensation consultant reporting to the Remuneration and Nominating Committee (the “RemCo”)

◾	Incentives do not encourage excessive risk taking

◾	Clawback policy applicable to all incentive compensation programs, including equity awards

◾	No excise tax gross-ups for changes of control

◾	Double-trigger vesting upon a change of control

◾	Hedging is prohibited

◾	Minimal perquisites

KDP’s Corporate Responsibility Commitments

Our corporate responsibility commitments aim to ensure our beverages make a positive impact with every drink. Our broad portfolio of products and 28,000 employees give us many opportunities to drive change and be a catalyst for good. Our Drink Well. Do Good. corporate responsibility platform focuses our energy and resources into those areas where we can have the greatest impact. We are grounded in our principles of good governance, ethics and our commitment to ESG. Our Board oversees our corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact.

This summer, we will release our fifth annual Corporate Responsibility Report, continuing our commitment to transparency and information sharing. Our Corporate Responsibility Reports and ethics and compliance policies can be found at keurigdrpepper.com/en/our-company/corporate-responsibility.

4	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of each director nominee

The Board has nominated the 11 candidates named in this proposal for election as directors at the Annual Meeting. All nominees are currently serving as KDP directors. Oray Boston, who was appointed to the Board in November 2022, was recommended to the Company by the Chief Executive Officer and an independent director and has been nominated for election by the Company’s stockholders at the Annual Meeting. Directors are elected annually and serve until their term expires at the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be elected, assuming a quorum is present, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote or an abstention will not be counted as votes cast either “FOR” or “AGAINST” the election of the applicable nominee, and therefore will have no effect on the vote.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the RemCo. The RemCo uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the RemCo through management, current Board members, stockholders or other sources.

Members of the RemCo, the Lead Independent Director of the Board (the “Lead Director”) and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The RemCo reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The RemCo will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws (the “By-Laws”) relating to stockholder nominations.

In addition, the Company’s Corporate Governance Principles provide that directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company and ordinarily may not serve on the board of more than three other public companies (or one other public company in the case of a director currently serving as chief executive of a public company). Each of our directors is currently in compliance with these expectations. Directors are required to advise the chair of the RemCo in advance of accepting an invitation to serve on another corporate board of directors. Directors also must inform the RemCo and offer to resign from the Board if his or her principal occupation or business association changes substantially.

Board Composition, Qualifications and Diversity

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KDP directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The RemCo also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skillsets, qualifications and attributes of the Board as a whole.

The Board seeks candidates with diverse personal backgrounds and experiences and who are committed to active participation, sharing fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. With respect to diversity, the Board may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	5

  Proposal 1 — Election of Directors

qualifications and attributes that contribute to board diversity, including characteristics such as age, gender, race and national origin. Specific attributes of our 2023 director nominees are summarized below:

Age	Tenure

The below Board Diversity Matrix provides additional information regarding certain attributes of our director nominees for 2023. Our 2022 Board Diversity Matrix is available on the “Corporate Governance” section of our website, www.keurigdrpepper.com.

Board Diversity Matrix (as of April 28, 2023)

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	4	7	0	0

Part II: Demographic Background

African American or Black	1	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	6	0	0

Two or More Races or Ethnicities	1	0	0	0

LGBTQ+			0

Did Not Disclose Demographic Background			0

Director Independence

The majority of the members of the Board are independent under Nasdaq’s listing standards. In order to determine that a director is independent under Nasdaq’s listing rules, the Board must affirmatively determine, after reviewing all relevant information, that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on these standards, the Board has determined that the following directors are independent: Oray Boston, Juliette Hickman, Paul Michaels, Pamela Patsley, Debra Sandler, Robert Singer and Larry Young. The Board also previously determined that former directors Michael Call, Genevieve Hovde and Nelson Urdaneta were independent.

Robert Gamgort does not qualify as independent due to his position as our CEO. Due to their roles with JAB, our largest stockholder, Olivier Goudet, Peter Harf and Lubomira Rochet are not currently determined to be independent, nor was former director Justine Tan. In determining that Larry Young qualifies as independent, the Board considered that Mr. Young has not been employed by the Company in any capacity since his service as the CEO of Dr Pepper Snapple Group, Inc. (“DPS”) ended nearly five years ago at the time of the 2018 merger between DPS and Keurig Green Mountain, Inc. (the “Merger”) and that Mr. Young does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

6	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Director Nominees

Robert Gamgort	Other Current Public Company Directorships:

Age: 60	None

Mr. Gamgort has served as one of our directors since July 2018 and as our Executive Chairman of the Board since January 2019. Mr. Gamgort served as our President and Chief Executive Officer beginning in July 2018, and prior to the closing of the Merger, served as the President and Chief Executive Officer of KGM beginning in May 2016. He also joined the board of directors of National Veterinary Associates, Inc. in February 2020. Mr. Gamgort has enjoyed a 35+ year career in consumer products, progressing through marketing, sales, strategy and general management roles at Kraft Foods, Inc., as President of Major League Baseball Proprieties, North American President of Mars, Inc. and CEO of Pinnacle Foods Inc., prior to joining KGM. Mr. Gamgort received a BA from Bucknell University and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Qualifications: Mr. Gamgort has extensive senior-level executive experience in the consumer products industry and substantial marketing and general management experience. Mr. Gamgort has significant experience overseeing transformational mergers and integrations.

Oray Boston	Other Current Public Company Directorships:

Age: 56	None

Mr. Boston has served as one of our directors since November 2022. He is the Worldwide President of TECA (Trauma, Extremities, Craniomaxillofacial and Animal Health) for DePuy Synthes, the Orthopaedic Company of Johnson & Johnson, a role he has held since August 2021. From May 2018 to September 2021, Mr. Boston was the President of Global Biosurgery at Ethicon, Inc., a medical equipment manufacturing company that is part of Johnson & Johnson. Previously, he held various roles of increasing responsibility in multiple functions and sectors at Ethicon, Inc. from 2011 to 2021 and at Johnson & Johnson from 1998 to 2011. Mr. Boston has served as National Co-Chair of Johnson & Johnson’s African Ancestry Leadership Council and is currently a member of the CEO Council for Growth of Philadelphia. He holds a BS in Industrial Engineering from the University of Southwest Louisiana and an MS from the University of Pennsylvania.

Qualifications: Mr. Boston has expertise in brand and marketing innovation, as well as sales and customer management with key consumer-packaged goods retailers, developed through over 30 years of experience in operations, sales, marketing and other roles at global companies. Mr. Boston also has a strong record of P&L management.

Olivier Goudet	Other Current Public Company Directorships:

Age: 58	Coty Inc., JDE Peet’s N.V., Krispy Kreme, Inc.

Mr. Goudet has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Goudet served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Goudet is currently Managing Partner and Chief Executive Officer of JAB Holding Company, a position he has held since 2012. He serves as Chairman of the Board of JDE Peet’s N.V., Pret A Manger and Krispy Kreme, Inc. He is also a Director of Panera Brands, National Veterinary Associates, Inc. and Coty Inc. He previously served as Chairman of the Board of Anheuser-Busch InBev SA/NV. He is the former Executive Vice President and Chief Financial Officer of Mars, Inc. and has served as an independent advisor to the Mars Board of Directors. Mr. Goudet began his career at Mars, serving on the finance team of its French business and held several senior executive positions at the VALEO Group. Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.

Qualifications: Mr. Goudet has extensive financial expertise and senior executive experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. Mr. Goudet has a strong track record leading strategic acquisitions and integrations and driving revenue growth, along with significant global experience in the consumer-packaged goods and coffee industries.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	7

  Proposal 1 — Election of Directors

Peter Harf	Other Current Public Company Directorships:

Age: 76	Coty Inc., JDE Peet’s N.V.

Mr. Harf has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Harf served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Harf is Managing Partner and Chairman of JAB Holding Company, having joined JAB in 1981, and Managing Director of Lucresca SE and Agnaten SE, both privately owned holding companies affiliated with JAB. He serves as Chairman of the Board of Coty Inc. and is also a Director of JDE Peet’s N.V. Mr. Harf is the founder of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty, Deputy Chairman of Reckitt Benckiser, Chairman of Anheuser-Busch InBev SA/NV, Chairman of Espresso House and Director of Panera Bread Company, Pret A Manger, Caribou Coffee Company, Einstein Noah Restaurant Group, Krispy Kreme, Bally and Compassion First. Mr. Harf holds an MBA degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.

Qualifications: Mr. Harf brings extensive experience leading major global company business units. In these roles, he has a strong track record of building and marketing global brands, including the reinvention of key brands, leading strategic business transformations and driving strong, profitable growth. Mr. Harf has public company board and corporate governance experience, and significant global experience in the food and beverage industry.

Juliette Hickman	Other Current Public Company Directorships:

Age: 49	Waldencast plc

Ms. Hickman has served as one of our directors since January 2021. She is a former investment analyst and investor at Capital World Investors, part of The Capital Group Companies. Ms. Hickman joined The Capital Group in 1998 and held the role of investment analyst and investor, focused on the Global Beverage industry, until 2020. Ms. Hickman has served as an independent director for Montanya Distillers since 2019 and for Waldencast plc since 2021. Ms. Hickman holds a BA in Politics and Public Administration from the Nottingham Trent University.

Qualifications: Ms. Hickman has extensive experience in the beverage industry and her exposure to a broad range of industries on a global basis from the perspective of an analyst allows her to provide unique shareholder insights. Ms. Hickman has more than 20 years of investing experience and expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment.

Paul Michaels	Other Current Public Company Directorships:

Age: 71	Krispy Kreme, Inc.

Mr. Michaels has served as one of our directors since July 2018 and currently serves as Lead Director and Chair of the RemCo. Mr. Michaels was Global President of Mars, Inc. from 2004 to 2015 and currently serves as a director of Krispy Kreme. He is also a former director of Coty Inc. Before joining Mars, Mr. Michaels spent 15 years at Johnson & Johnson, building many of the company’s flagship brands. He began his career at The Procter & Gamble Company. Mr. Michaels holds a BA from the University of Notre Dame.

Qualifications: Mr. Michaels has expertise and creativity in launching, building and supporting global brands in the consumer products industry. Mr. Michaels has a focus on operational efficiency and effectiveness developed through his extensive executive experience with complex multinational consumer product organizations such as Mars and Johnson & Johnson.

8	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Pamela Patsley	Other Current Public Company Directorships:

Age: 66	Hilton Grand Vacations, Inc., Texas Instruments Incorporated, Payoneer Global Inc.

Ms. Patsley has served as one of our directors since April 2008. From 2009 until her retirement in 2018, she served in various roles at MoneyGram International, including Executive Chairman and Chief Executive Officer from September 2009 to December 2015 and Executive Chairman from January 2016 until February 2018. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. She served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley has served on the board of directors of Texas Instruments Incorporated since 2004 and formerly served as Chair of the Audit Committee. Since January 2017, she has served on the board of directors of Hilton Grand Vacations, Inc., where she is Chairman of the Audit Committee. Ms. Patsley has also served as a director of Payoneer Global Inc. since September 2021. Ms. Patsley previously served as a director of ACI Worldwide, Inc., Molson Coors Brewing Company, Pegasus Solutions, Inc. and Paymentech, Inc. Ms. Patsley received a BSBA in accounting from the University of Missouri.

Qualifications: Ms. Patsley has extensive management experience at multiple multinational companies and a deep understanding of audit, financial control and technology matters. Ms. Patsley has extensive public company board and corporate governance experience.

Lubomira Rochet	Other Current Public Company Directorships:

Age: 45	Krispy Kreme, Inc., Societe Generale, Coty Inc.

Ms. Rochet has served as one of our directors since April 2021. Ms. Rochet is a Partner of JAB Holding Company, a role she has held since June 2021. Previously, she served as Chief Digital Officer and a member of the Executive Committee at L’Oréal from 2014 to 2021 and as Deputy CEO of Valtech from 2010 to 2014. Earlier in her career, Ms. Rochet held positions as Head of Innovation and Start-ups in France at Microsoft and Vice President of Strategy and Development at Sogeti, a branch of the Capgemini Group. She currently serves as a director of Krispy Kreme, Inc.; Coty, Inc.; Societe Generale, a leading European bank; Brandtech Group, a technology company; Alan, a digital health insurance company and Gardyn, a food produce technology company. Ms. Rochet graduated from Ecole Normale Supérieure in Paris, Sciences Po Paris and the College of Europe in Bruges (Belgium).

Qualifications: Ms. Rochet has deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models. Ms. Rochet brings to the Board a recognized digital transformation track record, significant knowledge of the consumer goods industry and unique perspectives on driving growth through digital leadership and consumer engagement.

Debra Sandler	Other Current Public Company Directorships:

Age: 63	Archer-Daniels-Midland Company, Dollar General Corporation, Gannett Co., Inc.

Ms. Sandler has served as one of our directors since March 2021. Ms. Sandler is the Founder and CEO of Mavis Foods, LLC, a privately held family start-up focused on direct to consumer sales, and she currently serves as a director of Archer-Daniels-Midland Company, Dollar General Corporation and Gannett Co., Inc. She is also President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm that she founded in 2015, advising a wide range of clients on marketing innovation and overall business development. Ms. Sandler also served as Chief Health and Wellbeing Officer of Mars, Inc., and as Chief Consumer Officer and President of Mars Chocolate North America. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles and, before that, 13 years with PepsiCo, Inc. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry.

Qualifications: Ms. Sandler has an extensive understanding of consumer behavior and the evolving retail environment, including valuable e-commerce and strategic planning experience. Ms. Sandler has a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	9

  Proposal 1 — Election of Directors

Robert Singer	Other Current Public Company Directorships:

Age: 71	Coty Inc.

Mr. Singer has served as one of our directors since July 2018 and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. He has served on the board of Coty Inc. since 2010, where he currently serves as the Chair of the Audit and Finance Committee and Lead Independent Director. He has also served as a director and chair of the Audit Committee of Panera Bread Company since September 2017, and he was a director and chair of the Audit Committee of Tiffany & Co. from 2012 to 2021. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and Mead Johnson Nutrition from 2009 to June 2017. In addition, he served as Chairman of the Audit Committee of Jimmy Choo PLC from September 2014 to 2017. He received a BA degree from Johns Hopkins University, an MA degree in Comparative Literature from the University of California, Irvine and graduated from New York University with an MS in Accounting.

Qualifications: Mr. Singer has extensive operating, financial and executive experience as a former chief executive officer. Mr. Singer has financial acumen developed through his extensive executive experience and significant public company board experience (including audit chair experience).

Larry Young	Other Current Public Company Directorships:

Age: 68	None

Mr. Young has served as one of our directors since 2007. Mr. Young served as the President and Chief Executive Officer of DPS from October 2007 until his retirement at the closing of the Merger in July 2018. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of Cadbury Schweppes Americas Beverages. Mr. Young joined Cadbury Schweppes Americas Beverages as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. He had served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group since 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.

Qualifications: Mr. Young has deep knowledge of the beverage industry, including management expertise and brand building experience. Mr. Young has significant experience in strategy, finance, sales and operations gained over 40 years in the beverage industry, including as former Chief Executive Officer of DPS.

10	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

CORPORATE GOVERNANCE PRACTICES

KDP is committed to strong corporate governance policies and practices, which are embodied in our Corporate Governance Principles, available at investors.keurigdrpepper.com/corporate-governance-guidelines. The RemCo reviews the Corporate Governance Principles annually to ensure they reflect evolving best practices and regulatory requirements, including Nasdaq listing standards. The governance practices highlighted below are reflected in the Corporate Governance Principles, our By-Laws and our committee charters, as appropriate.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance.

The Board recognizes that its leadership structure – particularly the combination or separation of the CEO and Chairman roles – is driven by the needs of the Company, and that different leadership structures are appropriate for different circumstances. As a result, the Company does not currently have a policy requiring either the combination or separation of leadership roles. Instead, the Board periodically evaluates its leadership structure and maintains flexibility to determine which arrangement is best suited for the conditions facing the Company at that time.

Beginning in 2019, Mr. Gamgort served as both the Chairman and CEO of the Company. On July 29, 2022, Mr. Gamgort transitioned to a role as the Company’s Executive Chairman, with then-CFO Ozan Dokmecioglu assuming the role of CEO. Upon Mr. Dokmecioglu’s resignation as CEO on November 9, 2022, the Board reappointed Mr. Gamgort to serve as CEO while maintaining his role as Executive Chairman. By serving in both positions, Mr. Gamgort is able to draw on his extensive experience leading both public and private companies to focus the Board’s discussions and guide review of the Company’s strategy, which results in efficient decision-making and effective governance for the Company.

Lead Independent Director

In 2021, the Board created a Lead Director position to bring additional knowledge, oversight and accountability to the Company’s leadership structure. The Company’s Corporate Governance Principles provide for an independent and active Lead Director who is designated by the independent directors with clearly defined leadership authority and responsibilities. As set forth in the Corporate Governance Principles, the Lead Director’s responsibilities include:

◾	presiding at any meetings of the Board at which the Executive Chairman is not present;

◾	chairing executive sessions of the non-employee or independent directors;

◾	serving as a liaison between the independent directors and the Executive Chairman and otherwise facilitating communications among members of the Board;

◾	providing input to the Executive Chairman on meeting agendas, schedules and other information sent to the Board;

◾	being available for consultation with investors, regulators or other significant stakeholders; and

◾	assisting the RemCo with evaluating Board and management performance.

Less formally, the Lead Director acts as a “sounding board” and advisor to the Executive Chairman, and he seeks to facilitate healthy discussion among other directors both inside and outside of the boardroom.

Paul Michaels served as Lead Director in 2022 and was reappointed to the role in 2023. The independent directors believe that Mr. Michaels is well suited to serve as Lead Director due to his more than 30 years of consumer products industry experience, including at major companies such as Mars, Johnson & Johnson, and Procter & Gamble. He has a track record of industry accomplishments and executive leadership, and he is deeply engaged in the Company’s mission as a Modern Beverage Company. As a result of this, he is well positioned to carry out the responsibilities of the Lead Director and provide constructive, independent and informed guidance and oversight to management.

Board Meetings

Our Board met eight times during 2022. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2022 while the director was a member. Directors are also expected to attend annual meetings of stockholders, and all 12 directors who were on the Board at the time attended the 2022 Annual Meeting of Stockholders.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	11

  Corporate Governance Practices

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with members of senior management and others as appropriate regarding relevant matters.

Committees

The Board’s standing committees, their membership and the number of meetings held in 2022 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at investors.keurigdrpepper.com/corporate-governance-guidelines.

◾	All members of the RemCo and the Audit and Finance Committee (the “Audit Committee”) satisfy the standards of independence applicable to members of such committees, including Nasdaq listing standards.

◾

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2022 from us other than compensation for service as a director.

◾	The Board has determined that all members of the RemCo are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act.

REMUNERATION AND NOMINATION COMMITTEE

Current Members Paul Michaels (Chair) Oray Boston Debra Sandler 5 Meetings Held in 2022

Primary Responsibilities

◾  Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.

◾  Identify and recommend to the Board individuals qualified to serve as directors of the Company.

◾  Review the Company’s human capital management strategies.

◾  Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees.

◾  Review the Corporate Governance Principles and recommend changes to the Board as appropriate.

◾  Oversee the evaluation of the Board and management performance.

◾  See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation.

AUDIT AND FINANCE COMMITTEE

Current Members Robert Singer (Chair) Juliette Hickman Pamela Patsley 8 Meetings Held in 2022

Primary Responsibilities

◾  Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.

◾  Oversee compliance with KDP’s Code of Conduct and laws and regulations.

◾  Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.

◾  See also “Report of the Audit Committee.”

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

◾

The Board has a majority of independent and non-employee directors. Seven of the 11 director nominees are independent under Nasdaq’s listing rules, and 10 of the 11 director nominees are non-employee directors. All of the Company’s directors are elected annually.

◾

The Board’s standing committees are composed solely of independent directors. The RemCo and Audit Committee are each composed solely of independent directors. The committees provide independent oversight of management.

◾

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

12	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Board Oversight of Risk

The Board views the oversight of the Company’s strategy and operations as one of its key responsibilities and understands that risk is inherent in accomplishing the Company’s objectives. Oversight of the Company’s risk management is therefore an important function of the Board. The Board and management consider factors such as a risk’s likelihood, potential impact and time horizon in managing risk. To evaluate risk and administer its oversight function, the Board relies on the breadth and depth of experience of its directors, delegating responsibility to its standing committees as appropriate. To the extent necessary, the Board also discusses risks during its executive sessions. Management plays a key role in risk management and regularly provides updates to the Board. The Board is also informed on the recommendations of external advisers, including law firms, financial firms, auditors, compensation consultants and other experts.

The Board of Directors

The Board as a whole primarily oversees matters related to strategic and operational risk. The Board’s standing committees report to the full Board regarding their respective considerations and actions. The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks.

The Audit Committee

The Audit Committee oversees matters of financial, legal and compliance risk. In administering this oversight, the Audit Committee regularly receives reports from the Controller, Treasurer, General Counsel, head of Internal Audit and others, and it interacts directly with the Company’s independent auditors. The Audit Committee has been delegated responsibility for oversight of data privacy and cybersecurity risk and receives regular updates from the Company’s Chief Information Officer and its Chief Information Security Officer.

The Remuneration and Nomination Committee

The RemCo addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. It receives regular reports from the Chief Human Resources Officer and the Company’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”).

Management

Management plays a central role in the Company’s risk management and regularly provides updates to the Board on a variety of relevant matters, including strategy and operations, cybersecurity, data privacy, sustainability, human capital management, supply chain, legal matters and other key topics. The Company’s processes, disclosure controls and procedures and internal controls are designed to facilitate the identification and management of risks and to cause key risks to be escalated to the Board. In some cases, management implements its risk management function through internal committees. The Company’s full Disclosure Review Committee meets at least quarterly and is comprised of several members of senior management, including our Controller, General Counsel, the financial heads for our business units, the heads of Internal Audit and Financial Planning & Analysis and others. The Disclosure Review Committee discusses key issues within the Company that may implicate public reporting, which are elevated to the Board as appropriate. Similarly, the Company’s Sustainability Governance Committee monitors and responds to ESG-related risk and periodically reports to the Board through the Chief Sustainability Officer.

Board Oversight of Corporate Responsibility and ESG Matters

The Board oversees KDP’s corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact. Our Corporate Governance Principles reflect our longstanding commitment to addressing ESG matters directly with the full Board. In this regard, the Board oversees the Company’s environmental sustainability and social responsibility strategies and commitments, including for climate, water, circular economy, health and wellbeing, supply chain sustainability, human rights, and diversity and inclusion.

The full Board approves long-term goals and commitments under our focus areas of Environment, Supply Chain, Health & Wellbeing and People & Communities. KDP executive leaders help guide and develop these corporate responsibility programs and provide regular updates to the Board on progress against our goals. The RemCo assists the Board with oversight of human capital management strategies and corporate governance matters.

We are committed to transparency and information sharing in corporate responsibility and other ESG topics that impact our Company, and plan to release our fifth annual Corporate Responsibility Report in the summer of 2023. Our Corporate Responsibility Reports and ethics and compliance policies can be found at keurigdrpepper.com/en/our-company/corporate-responsibility. The information on, or accessible through, our website is not incorporated by reference into, and is not a part of, this Proxy Statement.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	13

  Corporate Governance Practices

Board and Committee Evaluations

The Board, as well as each standing committee, conducts an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is solicited from the formal self-evaluation process and is shared on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to improve our policies and procedures to further Board and committee effectiveness.

Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of integrity, trustworthiness, dependability and respect. The Board has adopted a Code of Conduct that all employees, officers and directors are expected to adhere to. All employees and all Board members are required to participate in annual Code of Conduct training and certifications, and a material violation of the Code of Conduct is cause for termination. Our Code of Conduct is posted on our website at keurigdrpepper.com/en/our-company/ethics-and-compliance. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our directors and executive officers (including senior financial officers), either by posting such information on our website at keurigdrpepper.com/en/our-company/ethics-and-compliance or by filing a Current Report on Form 8-K with the SEC.

Certain Relationships and Related Party Transactions

Related Person Transactions Policy

We have adopted a written Related Person Transactions Policy, which applies to any transaction or proposed transaction in which KDP is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning more than 5% of our outstanding stock or more than 10% of Acorn Holdings B.V. (an investment entity affiliated with JAB), including their family members. Pursuant to this policy, management determines whether a transaction requires review by the

Board or Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the disinterested members of the Board or Audit Committee decide whether or not to approve such transactions and approve only those transactions that are deemed to be in the best interests of KDP and its stockholders. Our Related Person Transactions Policy also includes certain exceptions for transactions that are pre-approved by the Board.

Certain Related Person Transactions

Existing Commercial Arrangements with JAB Related Persons

KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme, Inc. (“Krispy Kreme”). KDP’s largest stockholder, JAB, has controlling or significant investments in Peet’s, Krispy Kreme and Panera Brands, which includes Caribou and Einstein Bros.

KDP purchases certain raw materials from Peet’s and manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. KDP exclusively manufactures, distributes and sells Peet’s ready-to-drink beverage products in the U.S. and Canada. Peet’s is also an authorized distributor of KDP products. KDP licenses the Caribou and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig brewing system. KDP also sells various syrups and packaged beverages to Caribou, Einstein Bros and Krispy Kreme for resale to retail customers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of such reports and written representations from our directors and officers, except as previously reported, we believe that all such filing requirements were met from January 1, 2022 through the record date, with the exception of (1) for Sudhanshu Priyadarshi, a timely filed Form 4 that inadvertently reported an incorrect number of shares underlying a grant of RSUs due to administrative error, and (2) for Justin Whitmore, a timely filed Form 4 that inadvertently reported an incorrect number of securities acquired due to administrative error.

14	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Where to Find More Information

To learn more about our corporate governance practices and our other policies, you can access the governance documents listed below at investors.keurigdrpepper.com/corporate-governance-guidelines and other policies at keurigdrpepper.com/en/our-company/ethics-and-compliance. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

◾	By-Laws
◾	Corporate Governance Principles
◾	Board Committee Charters
◾	KDP Code of Conduct
◾	Political Contributions Policy
◾	Supplier Code of Conduct
◾	Environmental Policy
◾	Water Policy
◾	Climate Policy

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and environmental, social and governance matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Executive Chairman, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@kdrp.com or corporatesecretary@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 6425 Hall of Fame Lane, Frisco, TX 75034. Communications related to the responsibilities of the Board will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Director Compensation

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success. In furtherance of these goals, our non-employee directors are bound by an equity ownership requirement of at least five times the annual cash retainer for a director.

Directors’ compensation is determined by the Board, and the RemCo makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent compensation consultant. In 2021, the Board approved an increase of $5,000 to the annual equity award granted to all directors and an increase of $5,000 to the annual cash retainer for all directors, effective beginning in fiscal 2022, in each case to maintain alignment with market practices for a company of our size and scope.

Annual equity awards to directors vest in full on the fifth anniversary of the grant date. If a director’s service with the Company terminates for any reason, the award will vest in full on the termination date, except that awards granted within one year of the termination date will vest on a pro rata basis. In determining the number of shares that will be issued in connection with an annual equity award to directors, the Company divides the dollar amount of an award approved by the Board by the closing price per share of KDP common stock on the date of grant of the award.

Summary of 2022 Compensation Elements

Annual Compensation Elements	Amount
Board Retainer	$105,000
Audit & Finance Committee Chair Retainer	$40,000
Remuneration & Nominating Committee Chair Retainer	$30,000
Lead Director Retainer	$40,000
Annual Equity Award	$165,000

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	15

  Corporate Governance Practices

Non-Employee Director Compensation for Fiscal 2022

The following table contains information with respect to the annual compensation of our non-employee directors earned during 2022 with respect to their Board service:

Name	Fees Earned Or Paid In Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Oray Boston(4)	—	—	—
Michael Call(5)	52,500	74,514	127,014
Olivier Goudet	103,750	149,675	253,425
Peter Harf	103,750	149,675	253,425
Juliette Hickman	103,750	149,675	253,425
Genevieve Hovde(6)	42,500	—	42,500
Paul Michaels	156,250	149,675	305,925
Pamela Patsley	103,750	149,675	253,425
Lubomira Rochet	103,750	149,675	253,425
Debra Sandler	103,750	149,675	253,425
Robert Singer	143,750	149,675	293,425
Justine Tan(7)	77,500	149,675	227,175
Nelson Urdaneta(8)	51,250	149,675	200,925
Larry Young	103,750	149,675	253,425

(1)	The amounts reported in this column reflect cash retainers paid in 2022. The directors are paid their cash retainers quarterly in arrears.

(2)

The amounts reported in this column reflect the grant date fair value associated with restricted stock units (“RSUs”) granted to each director and are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)

The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2022. Ms. Hovde, Ms. Tan and Mr. Urdaneta were no longer serving as Company directors as of December 31, 2022 and held no outstanding unvested KDP equity awards as of such date.

Name	KDP RSUs
Oray Boston	—
Michael Call	2,189
Olivier Goudet	29,234
Peter Harf	29,234
Juliette Hickman	9,500
Paul Michaels	29,234
Pamela Patsley	29,234
Lubomira Rochet	6,559
Debra Sandler	6,559
Robert Singer	29,234
Larry Young	29,234

(4)	Mr. Boston joined the Board effective November 14, 2022.

(5)

Mr. Call joined the Board effective April 1, 2022 and resigned from the Board effective March 2, 2023. During the period he served, Mr. Call was an officer of Mondelēz International, Inc. (“Mondelēz”) and served on the Board of KDP as a nominee of

16	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Mondelēz. Mr. Call agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation he received from KDP, including any shares issued upon settlement of any RSUs. Mondelēz previously had the right to designate a director to the Board, provided that it beneficially owned at least 5% of the Company’s common stock, pursuant to the terms of the Investor Rights Agreement, dated as of July 9, 2018, by and among the Company, Maple Holdings B.V. and Mondelēz. Since Mondelēz’s ownership fell below 5% in February 2023, Mondelēz is no longer entitled to designate any directors to the Company’s Board.

(6)

Ms. Hovde resigned from the Board effective February 11, 2022. Ms. Hovde is a Partner of BDT & Company. Ms. Hovde had agreed that she would not receive any separate compensation for serving as a director of KDP and would transfer to BDT Capital Partners any director compensation she received from KDP, including any shares issued upon settlement of any RSUs.

(7)	Ms. Tan did not stand for reelection at the 2022 Annual Meeting, and her service with the Board ended effective June 9, 2022.

(8)

Mr. Urdaneta resigned from the Board effective April 1, 2022. During the period he served, Mr. Urdaneta was an officer of Mondelēz and served on the Board of KDP as a nominee of Mondelēz. Mr. Urdaneta agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation he received from KDP, including any shares issued upon settlement of any RSUs.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	17

  Executive Officers

EXECUTIVE OFFICERS

Our executive officers are as follows:

Executive Officers	Age	Position
Andrew Archambault	49	President, Commercial & Beverage Concentrates
Mary Beth DeNooyer	52	Chief Human Resources Officer
Robert Gamgort	60	Executive Chairman and Chief Executive Officer
Roger Johnson	44	Chief Supply Chain Officer
Mauricio Leyva	52	Group President
Sudhanshu Priyadarshi	46	Chief Financial Officer
Karin Rotem-Wildeman	51	Chief Research & Development Officer
Maria Sceppaguercio	61	Chief Corporate Affairs Officer
Anthony Shoemaker	40	Chief Legal Officer, General Counsel and Secretary
Justin Whitmore	40	Chief Strategy Officer

For more information about Mr. Gamgort, see “Proposal 1 – Election of Directors.” Biographical information about our other executive officers is set forth below:

Andrew Archambault	President, Commercial & Beverage Concentrates

Mr. Archambault has served as President, Commercial & Beverage Concentrates since August 2022. He was previously our Chief Customer Officer from January 2021 to August 2022, our SVP of National Retail Sales from October 2018 to January 2021 and the SVP of U.S. Commercial Strategy at KGM from December 2017 to October 2018. Prior to joining KGM, Andrew served as Chief Commercial and Customer Officer for The Nature’s Bounty Co. and as Vice President and Managing Director for Bacardi U.S.A., Inc. He also served nearly 17 years at The Coca-Cola Company, where he held a variety of sales and corporate roles. Mr. Archambault holds bachelor’s degrees in Business Management and Political Science from Gettysburg College and a Master of Business Administration from Georgia State University.

Mary Beth DeNooyer	Chief Human Resources Officer

Ms. DeNooyer has served as our Chief Human Resources Officer since July 2019. Prior to joining the Company, Ms. DeNooyer served as Executive Vice President and Chief Human Resources Officer at Pinnacle Foods Inc. from June 2013 through January 2019. From April 2011 through June 2012, Ms. DeNooyer served as Senior Vice President and Chief Human Resources Officer for the division of Sara Lee which was spun-off as Hillshire Brands. From March 2010 to June 2012, Ms. DeNooyer served as Senior Vice President, Compensation and Benefits at Sara Lee. Prior to that, Ms. DeNooyer held Human Resources leadership positions at The Pepsi Bottling Group and General Mills. Ms. DeNooyer holds a bachelor’s degree in Business Administration from Drexel University and a master’s degree in Industrial and Labor Relations from Cornell University.

Roger Johnson	Chief Supply Chain Officer

Mr. Johnson has served as our Chief Supply Chain Officer since October 2022. He was previously our Chief Product Officer from September 2021 to October 2022, our SVP of Global Product Organization and General Manager for Asia from April 2020 to September 2021, our SVP of Product Design, Engineering and Quality from April 2018 to April 2020 and the SVP of Appliance and Portion Pack Development for KGM from January 2016 to August 2018. In these roles, he established KDP’s global operations center in Singapore, diversified the brewer manufacturing network across Asia and designed brewer innovation strategies. Prior to joining KGM, Mr. Johnson served in roles of increasing responsibility in product development, engineering and supply chain for BISSELL Homecare, Inc., Whirlpool Corporation and Ford Motor Company. Mr. Johnson holds a bachelor’s degree in Mechanical Engineering and a Master of Science in Engineering from Purdue University, as well as an MBA from the University of Michigan.

18	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Officers

Mauricio Leyva	Group President

Mr. Leyva has served as our Group President since August 2022 and was previously our President, Coffee from November 2020 to August 2022 and our President, International & Business Development from March 2020 to November 2020. Prior to joining KDP, Mr. Leyva served as a partner of JAB from January 2020 until March 2020. Prior to joining JAB, Mr. Leyva was the Chief Executive Officer of Grupo LALA, S.A.B. de C.V., a Mexican leading dairy company from September 2018 through December 2019. Mr. Leyva served in various positions of increasing responsibility at AB InBev N.V. from 2005 until 2018, including most recently as Chief Executive Officer of Grupo Modelo and Executive Chairman of SAB. Mr. Leyva has spent 30 years building a successful career as a senior executive for various companies across the globe, specializing in beverages. Mr. Leyva holds a diploma of International Management from the ICN Postgraduate Business School at the University of Nancy, France. Mr. Leyva graduated with Honors in Commerce with a BA from the University of Los Andes in Colombia, and completed an advanced management and leadership program with the Said Business School at the University of Oxford in England.

Sudhanshu Priyadarshi	Chief Financial Officer

Mr. Priyadarshi has served as our Chief Financial Officer since November 2022. Prior to joining KDP, he served as the Chief Financial Officer of Vista Outdoor Inc. from April 2020 to November 2022, overseeing all financial management and strategic planning for the sporting and outdoor goods company. From 2018 to 2019, he served as the Chief Financial Officer of Flexport, Inc., a digital freight forwarder and logistics platform. He served as Vice President of Finance for Walmart, Inc.’s eCommerce business from 2017 to 2018 and Vice President, Finance and Strategy within Walmart’s U.S. finance leadership team from 2016 to 2017. From 2013 to 2016, Mr. Priyadarshi served as Global Head of Strategy and Corporate Development and then Global Chief Operating Officer for Cipla Ltd., a global pharmaceutical products company headquartered in India. From 1999 to 2013, Mr. Priyadarshi worked for PepsiCo, Inc. in a variety of finance, planning and strategy-related roles. He has been a member of the Board of Directors, Audit Committee and Compensation Committee of Wabash National Corporation since November 2022. Mr. Priyadarshi holds an MBA from the University of Technology Sydney.

Karin Rotem-Wildeman	Chief Research & Development Officer

Dr. Rotem-Wildeman has served as our Chief Research & Development Officer since January 2023. Prior to joining KDP, Dr. Rotem-Wildeman served as the Chief Scientific Officer at LIVEKINDLY Collective from January 2021 to December 2022. From September 2019 to January 2021, she was the Global Head of Research and Development at Godiva Chocolatier. Previously, Dr. Rotem-Wildeman held leadership roles in engineering and research and development at PepsiCo for 18 years. Dr. Rotem-Wildeman holds a bachelor’s degree in Chemical Engineering from Lehigh University and a PhD in Chemical Engineering from The University of Massachusetts Amherst.

Maria Sceppaguercio	Chief Corporate Affairs Officer

Ms. Sceppaguercio has served as our Chief Corporate Affairs Officer since July 2018. Prior to the Merger, Ms. Sceppaguercio served as Senior Vice President, Investor Relations for KGM since joining in 2018. Prior to joining KGM, Ms. Sceppaguercio was Senior Vice President of Investor Relations for Pinnacle Foods Inc. from 2012 to 2018, where she played a key role in the company’s initial public offering and built an award-winning investor relations function for the company. Prior to Pinnacle Foods, Ms. Sceppaguercio held senior positions in finance, corporate communications and investor relations at Ann Taylor and Revlon, Inc. She began her career at Nabisco, where she held senior management positions in finance, strategic and business planning and investor relations during her 18-year tenure. Ms. Sceppaguercio holds an MBA from Seton Hall University and a BS in Business Administration from Montclair State University.

Anthony Shoemaker	Chief Legal Officer, General Counsel and Secretary

Mr. Shoemaker has served as our Chief Legal Officer, General Counsel and Secretary since October 2021. Mr. Shoemaker joined KDP in April 2020 as our Senior Vice President and Assistant General Counsel. Prior to joining the Company, Mr. Shoemaker served as Vice President, Assistant General Counsel and Corporate Secretary at Tenet Healthcare Corporation, where he held various positions of increasing responsibility from September 2014, and was responsible for a broad range of corporate and transactional legal matters. Prior to that, he practiced law at Gibson Dunn & Crutcher LLP. Mr. Shoemaker graduated with a BBA in Management from Abilene Christian University and earned his JD from the University of Chicago Law School.

Justin Whitmore	Chief Strategy Officer

Mr. Whitmore has served as our Chief Strategy Officer since March 2021. Prior to joining KDP, Mr. Whitmore served as an Executive Vice President at Tyson Foods where he progressed through roles of increasing responsibility across enterprise strategy, venture investments, emerging businesses and global continuous improvement from 2017 to 2021. Mr. Whitmore was a management consultant at McKinsey & Co. from 2014 to 2017 and at Booz & Company from 2011 to 2014. Prior to that, Mr. Whitmore held various operational leadership positions of increasing responsibility at Johnson Controls. Mr. Whitmore holds a bachelor’s degree in Business Management from the University of Alabama at Birmingham and a master’s degree in Business Administration from the Mendoza College of Business at the University of Notre Dame.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	19

  Proposal 2 – Advisory Resolution to Approve KDP’s Executive Compensation

PROPOSAL 2 – ADVISORY RESOLUTION TO APPROVE KDP’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

In accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2023 Annual Meeting:

“RESOLVED, that the stockholders of Keurig Dr Pepper Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables and the narrative discussion in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions. The Board currently holds this “say on pay” advisory vote on an annual basis and, pending consideration of the results of Proposal 3, expects the next such vote after the 2023 Annual Meeting will be held at the Company’s 2024 Annual Meeting of Stockholders.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the approval of the Advisory Resolution to Approve KDP’s Executive Compensation

20	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 3 — Advisory Vote Regarding the Frequency of Future Advisory Votes to Approve KDP’s Executive Compensation

PROPOSAL 3 — ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE KDP’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders, not less frequently than every six years, are required to approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of our named executive officers. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers every one year, every two years or every three years.

Consistent with the outcome of our stockholder advisory votes regarding the frequency of future advisory votes to approve executive compensation in 2011 and 2017, we have held our advisory vote to approve executive compensation every one year since 2011. The Board continues to agree that advisory votes on executive compensation should be held every one year. In arriving at this recommendation, the Board considered the benefits and consequences of each option, including that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

For this proposal, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation. Rather, stockholders will be casting votes to recommend whether the frequency of an advisory vote to approve the compensation of our named executive officers should be every one year, every two years or every three years, or they may abstain entirely from voting on the proposal.

The outcome of this vote is not binding on us or the Board. Nevertheless, the Board will review and consider the outcome of this vote when making determinations as to when the advisory vote to approve the compensation of our named executive officers will again be submitted to stockholders.

The Board unanimously recommends that KDP’s stockholders vote that the frequency of future advisory votes to approve KDP’s executive compensation be “EVERY ONE YEAR”

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	21

  Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows describes our executive compensation philosophy and programs, as well as the RemCo’s compensation-setting process and the 2022 compensation of our named executive officers (“NEOs”).

Our NEOs for fiscal 2022 are:

Robert Gamgort	Sudhanshu Priyadarshi	Mauricio Leyva	Andrew Archambault
Executive Chairman and Chief Executive Officer	Chief Financial Officer	Group President	President, Commercial & Beverage Concentrates

Roger Johnson	Ozan Dokmecioglu	George Lagoudakis	Tony Milikin
Chief Supply Chain Officer	Former Chief Executive Officer and Former Chief Financial Officer	Former Interim Chief Financial Officer	Former Chief Supply Chain Officer

Mr. Gamgort served as the Chief Executive Officer of the Company from July 2018 through July 29, 2022, at which time he transitioned to a role as the Company’s Executive Chairman and Mr. Dokmecioglu was promoted from Chief Financial Officer to Chief Executive Officer. Upon Mr. Dokmecioglu’s resignation on November 9, 2022, Mr. Gamgort was reappointed Chief Executive Officer while maintaining his role as Executive Chairman. Mr. Priyadarshi joined the Company and was appointed as Chief Financial Officer, effective November 14, 2022. During the period from July 29, 2022 to November 14, 2022, Mr. Lagoudakis served as Interim Chief Financial Officer, before and after which time he served as Senior Vice President of Finance for Cold Beverages. Mr. Archambault was promoted from Chief Customer Officer to President, Commercial & Beverage Concentrates, effective August 1, 2022. Mr. Johnson was promoted from Chief Product Officer to Chief Supply Chain Officer, effective October 17, 2022, as successor to Mr. Milikin, whose employment with the Company ended on October 28, 2022 after a short transition period.

2022 Compensation Decisions	25

Other Matters	31

Overview

2022 Performance Highlights

During 2022, KDP achieved the following highlights:

Net Sales $14.06B ▲ 10.8% as compared to 2021	Added approximately 2M new U.S. households using the Keurig coffee brewing system	Grew market share in 92% of the Company’s cold beverage retail sales base	Expanded presence in energy and non-alcohol beer and cocktail categories

KDP accelerated revenue growth for the fifth consecutive year, delivering nearly 11% growth for the full year. Continued brand strength across the Company’s portfolio provided resiliency in an environment marked by significant inflation. KDP also made multiple strategic investments in new platforms and categories through innovation, partnerships and equity investments that support our vision of a Modern Beverage Company and provide fuel for future growth. Further, the Company continued to enhance our positive impact on a variety of stakeholders through continued achievement of the ambitious Drink Well. Do Good. corporate responsibility commitments.

22	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

KDP is powered by a talented and engaged team that is anchored in our values: Team First, Deliver Big, Think Bold and Be Fearless and Fair. KDP’s team is a key driver of its success, and the Company’s compensation philosophy for senior leaders is designed to spur their performance. KDP’s Board has long required senior executives to acquire and hold a significant amount of Company shares over long time horizons, including through the Elite Investment Program. These compensation practices distinguish KDP from most of its peers, and the Board believes they are a key component of the Company’s success. KDP’s Board seeks senior executives who are more than managers and truly act as co-owners of the enterprise alongside its stockholders.

Our Compensation Philosophy & Practices

The primary objectives of our executive compensation program are to:

◾	Attract and retain highly qualified and experienced executives

◾	Motivate executives to achieve KDP’s strategic goals and adhere to our values

◾	Encourage, reinforce and reward long-term delivery of stockholder value

◾	Align executives’ interests with stockholders’ interests by requiring the purchase and retention of significant levels of KDP stock

Elements of KDP’s Compensation Program

NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), annual equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program (“Elite”).

ELEMENT	DESCRIPTION	OBJECTIVE
Base Salary	Fixed cash paid regularly during the year See page 25 for more information	To attract and retain highly qualified executives by offering salaries that are competitive with market opportunities and that reflect each executive’s position, role, responsibility and experience
Short-Term Incentive Plan	Variable performance-based cash payment based on achievement of annual performance goals, paid during the first quarter of the subsequent year See page 26 for more information	To motivate and reward executives for meeting challenging, objective performance goals across three categories: growth, profit and cash
Annual LTIP Awards	Time-based restricted stock units (“RSUs”) that vest over five years See page 27 for more information	To reward performance over the longer term by encouraging focus on the long-term value of our stock while discouraging excessive risk taking to optimize short-term and non-sustainable performance
Elite Investment Program

Required purchases of significant levels of KDP common stock coupled with a one-for-one matching award of RSUs (“Matching RSUs”) that generally cliff vest in five years

See page 28 for more information

To directly align the interests of executives with stockholders by requiring significant personal investment in the Company over an extended period of time

Competitive Pay Tied Closely to Long-Term Performance

To retain the right talent needed to lead our Modern Beverage Company, and to align the interests of our NEOs with our stockholders, a significant portion of executive compensation is tied to Company performance in the form of annual cash incentives and equity awards as well as required participation in our Elite Investment Program. Elite provides an opportunity for executives to realize substantial value when they invest their own funds alongside our stockholders and incentivizes commitment to the long-term performance of the Company.

The RemCo generally reviews and targets the 50th percentile market pay level when assessing annual cash compensation, the 75th percentile when assessing equity compensation, and between the 50th and 75th percentile when assessing total compensation. We benchmark our compensation against a peer group of companies with whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We also provide certain limited benefits and perquisites that are in line with market practice and generally represent an insignificant element of compensation for our NEOs.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	23

  Compensation Discussion and Analysis

Compensation Policies and Governance Practices

Our compensation governance policies further align our executives’ interests with those of our stockholders and are designed to manage risk and follow best practices:

Significant stock ownership required. KDP’s Board strongly believes that to successfully deliver stockholder value over the long term, significant long-term stock ownership by our NEOs is nonnegotiable. All NEOs and other senior executives are subject to a stock ownership requirement and must also participate in the Elite Investment Program, which requires substantial investment in our Company and maintaining that entire investment for at least five years until associated Matching RSUs fully vest. Our CEO, for example, is subject to a $25 million stock ownership requirement under Elite. Messrs. Gamgort, Priyadarshi, Leyva, Archambault, Johnson and Lagoudakis have each made substantial personal investments in KDP stock during their tenures and as of the record date collectively own common stock valued at approximately $142 million. Each of Messrs. Dokmecioglu and Milikin, who left KDP during 2022, participated in Elite until his termination of employment, at which time each forfeited his associated Matching RSUs.

Limited tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to reimbursement of certain relocation-related, expatriate assignments or required regulatory filings, are the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.

Incentives do not encourage excessive risk taking. In order to assess the risk inherent in the design of our compensation program, the RemCo periodically reviews our plans and programs and has determined that our compensation program is not designed to encourage excessive risk taking. For example, we continue to utilize multiple performance measures under the annual STIP to reduce the risk of over-concentration on a single business or financial metric, while our equity awards generally have five-year vesting periods tied to continued employment with the Company, which discourages excessive risk taking intended to optimize short-term and non-sustainable performance.

Clawback provisions in our incentive compensation programs. Our short-term and long-term incentive compensation, including gains from equity compensation and the Elite Investment Program, is subject to recoupment, or clawback, in certain circumstances. In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback policy allows KDP to recoup payments in the event of a financial restatement from any executive covering the compensation that was paid to such executive in excess of restated values for the three-year period preceding any accounting period which is restated.

Double-trigger equity award vesting upon a change of control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the annual LTIP awards and the Matching RSUs issued pursuant to the Elite Investment Program, require a “double trigger,” which means that accelerated vesting of equity will only occur upon a qualifying termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction).

No hedging. Under our insider trading policy, all employees and members of the Board are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No backdating or repricing of equity awards, including stock options. While stock options are not currently part of our compensation mix, repricing of stock options and issuing stock options at below-market exercise prices are strictly prohibited by our equity incentive plan, and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.

Minimal perquisites. NEO perquisites are evaluated annually by the RemCo and determined to be reasonable and generally do not represent a significant portion of any NEO’s total compensation.

Roles and Responsibilities with Regard to Compensation

Role of the Executive Chairman, RemCo and Board

Our RemCo annually evaluates and approves compensation for our NEOs and full executive leadership team, including equity awards, bonus payouts and any changes in compensation packages. The RemCo’s determinations regarding the compensation of our executive officers take into account a variety of factors, including recommendations by our Executive Chairman and CEO (except regarding himself) and other factors the RemCo believes are appropriate. Changes in overall target compensation levels are typically only approved in the event of significant changes in responsibility or market positioning.

Role of Compensation Consultant

Since 2020, the RemCo has engaged FW Cook to provide information regarding the Compensation Peer Group and compensation benchmarking data for NEOs and executive-level positions, as well as information about market practices for incentive compensation, plan governance and executive compensation-related regulatory developments. Each year, the RemCo assesses the independence of the compensation consultant, and for 2022, the RemCo concluded that FW Cook is independent, and no conflict of interest exists with regard to FW Cook’s engagement.

24	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Although members of senior management consult with FW Cook, FW Cook reports directly to the RemCo. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and the Board, and may reflect factors and considerations other than the information provided by FW Cook.

Role of Stockholders

As part of its annual processes, the RemCo considers the results of the stockholder advisory vote on our executive compensation from prior years. Our stockholders have expressed strong support of our executive compensation programs to date, with approximately 94% of votes cast in 2022 supporting the advisory vote and at least 98% approving in each of 2020 and 2021. While the Board believes that our executive compensation programs have been successful in aligning management and stockholder interests, and has not made any changes to our compensation program in response to the results of the most recent vote, the RemCo values feedback from our stockholders and will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Peer Group, Market Data and Benchmarking

In establishing compensation for our NEOs, the RemCo considers the compensation practices of the Compensation Peer Group and the pay levels for similar roles among the Compensation Peer Group companies. The RemCo considers a total compensation range between the 50th and 75th percentile as reasonable for this purpose given the aggressive KDP business plan goals under the STIP and the high levels of “at-risk” pay for all KDP senior executives.

The RemCo periodically reviews the make-up of the Compensation Peer Group with input from FW Cook. The Compensation Peer Group includes companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The 2022 Compensation Peer Group remained the same as 2021 and was comprised of the following companies:

Anheuser-Busch InBev SA/NV	The Kraft Heinz Company

Campbell Soup Company	McCormick & Company, Incorporated

Chocoladefabriken Lindt & Spruengli AG	Mondelēz International, Inc.

The Coca-Cola Company	Nestlé S.A.

Danone	PepsiCo, Inc.

Diageo plc	The Procter & Gamble Company

The Hershey Company	Reckitt Benckiser Group plc

Kellogg Company	Unilever PLC

2022 Compensation Decisions

The specific compensation elements and decisions applicable to our NEOs’ 2022 compensation are described in detail below.

Base Salary

Base salaries provide executives with a secure, fixed base of cash compensation in recognition of role, individual responsibilities, experience and job performance. Salary levels are reviewed annually by the RemCo, and any salary increases are approved after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries and salary increases, the RemCo considers external market conditions in addition to total direct compensation targets and personal performance. Each NEO’s annual base salary as of December 31, 2022 or, where applicable, the date of the NEO’s separation from the Company, follows:

NEO	Base Salary

Robert Gamgort	$1,500,000	(1)

Sudhanshu Priyadarshi	$850,000

Mauricio Leyva	$850,000

Andrew Archambault	$600,000	(2)

Roger Johnson	$600,000	(3)

Ozan Dokmecioglu	$1,250,000	(4)

George Lagoudakis	$420,000	(5)

Tony Milikin	$750,000

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	25

  Compensation Discussion and Analysis

(1)

In connection with Mr. Gamgort’s transition to the role of Executive Chairman, the RemCo approved a decrease in his salary from $1,500,000 to $1,000,000, effective July 29, 2022. Upon his reappointment as Chief Executive Officer, the RemCo restored Mr. Gamgort’s base salary to the amount of $1,500,000, effective November 10, 2022.

(2)	Mr. Archambault’s salary increased to $600,000, effective August 1, 2022, upon his promotion to President, Commercial & Beverage Concentrates.
(3)	Mr. Johnson’s salary increased to $600,000, effective October 10, 2022, upon his promotion to Chief Supply Chain Officer.
(4)	When Mr. Dokmecioglu was promoted to Chief Executive Officer, the RemCo approved a base salary increase from $850,000 to $1,250,000, effective July 29, 2022.
(5)	Mr. Lagoudakis’s salary increased to $420,000, effective October 1, 2022, in recognition of his expanded responsibility and contributions as Interim Chief Financial Officer.

Short-Term Incentive Plan

The STIP is a key component of KDP’s annual compensation program and is designed to link performance-based, at-risk annual cash incentives to the achievement of predetermined financial performance goals that correspond directly with the Company’s annual business plan and external earnings guidance. The RemCo believes that aligning bonus payouts directly with these key quantifiable performance targets encourages and rewards the achievement of financial metrics that the RemCo believes contribute to the Company’s long-term success.

STIP Structure

For 2022, we continued our practice from 2021 and established one set of performance goals for all STIP participants to emphasize our “One KDP” mentality and align incentives to achieve results for the overall enterprise. The STIP has a single payout scale with a minimum payout of 0% and a maximum payout of 250% of the target STIP award for all bonus-eligible employees, in line with our pay-for-performance philosophy.

Target STIP awards for each NEO are set as a percentage of that NEO’s base salary, with each NEO’s target set at 80% of base salary with the exceptions of Mr. Gamgort, whose target was 150% while he served as CEO and 100% while he served as Executive Chairman, and Mr. Dokmecioglu, whose target was increased from 80% to 150% when he became CEO. Payouts are based on the Company’s achievement on three categories of quantifiable metrics that are aligned with our annual business plan:

◾	Growth, measured by total Net Sales

◾	Profit, measured by Adjusted Operating Income

◾	Cash, measured by Net Working Capital as a percent of Net Sales

These three metrics are designed to be quantifiable and visible by employees throughout the year to enable employees to track performance. They also encourage focus on achieving the Company’s annual operating plan.

In the first quarter of 2022, the RemCo determined performance targets for each metric at the levels reflected in the table below, with the target level for the Profit and Cash metrics set to correspond with the Company’s annual operating plan approved by the Board, and the target level for the Growth metric set to correspond with the high end of our external guidance range. When the RemCo determines the actual performance and payouts, it considers the qualitative and quantitative circumstances behind the outcomes. From time to time the RemCo may exclude certain items from results to ensure that the calculated payout appropriately reflects the compensatory purpose of the STIP award and does not include factors beyond executives’ control. To determine the total payout multiplier for the STIP, the payout multiples achieved for each of the three metrics are then multiplied together.

The table below reflects the targets and results of the STIP for 2022, as determined by the RemCo in early 2023.

Metric (in millions, except %s)	Threshold	Target	Maximum	Actual Results	Calculated Payout
Growth – Net Sales(1)	$13,147	$13,401	$13,908	$14,045	145%
Profit – Adjusted Operating Income(2)	$3,434	$3,536	$3,709	$3,443	65%
Cash – Net Working Capital(3)	(13.4%)	(17.2%)	(19.7%)	(17.1%)	100%
Total Payout Multiplier					94%

(1)	Net Sales are adjusted on a constant currency basis.
(2)

In determining the 2022 achievement level for the Profit metric, Adjusted Operating Income results were further adjusted on a constant currency basis to exclude certain non-operational gains, including gains associated with asset sale-leaseback transactions and unplanned impacts of certain accounting changes. These adjustments reduced the payout for the Profit metric and were intended to better align the payout with the Company’s 2022 operational performance and the actions the RemCo seeks to incentivize.

26	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

(3)	The Net Working Capital metric is calculated as follows: (Trade accounts receivable, net + Inventories - Accounts payable) / Net sales.

2022 STIP Payouts

2022 STIP awards were calculated and paid in the first quarter of 2023 upon certification by the RemCo of the achievement levels discussed above. The table below shows target payout levels and actual STIP awards earned by each NEO for 2022.

NEO	Target 2022 STIP Payouts		Actual 2022 STIP Payout
Robert Gamgort	$1,893,836	(1)	$1,780,205	(1)
Sudhanshu Priyadarshi	$89,425	(2)	$84,059	(2)
Mauricio Leyva	$680,000		$639,200
Andrew Archambault	$406,479	(1)	$382,090	(1)
Roger Johnson	$278,589	(1)	$261,874	(1)
Ozan Dokmecioglu	$923,616	(1)	$0	(3)
George Lagoudakis	$194,543	(1)	$182,870	(1)
Tony Milikin	$494,795	(2)	$465,107	(2)

(1)	Reflects proration for base salary and STIP target changes during the course of 2022.
(2)	Reflects proration for the portion of 2022 during which the NEO was employed by the Company.
(3)	In light of his departure in November 2022, Mr. Dokmecioglu did not receive a STIP payout for 2022.

Long-Term Incentive Compensation

Long-term stock ownership of the executive team is the cornerstone of KDP’s compensation philosophy. The Board encourages long-term ownership through (i) annual grants of RSUs under our LTIP, (ii) an obligatory and substantial personal investment in KDP shares under our Elite Investment Program and (iii) a stock holding requirement. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them a direct ownership stake in our future growth and financial success.

Annual RSU Awards

We closely align the interests of our NEOs with those of our stockholders through a compensation program which pays a significant portion of total compensation in the form of at-risk equity. The compensation program for our NEOs features long-term equity- based compensation under the LTIP generally awarded in the form of RSUs.

The structure of KDP’s annual equity awards focuses our executives on increasing stockholder value over a sustained period of time. Annual awards under the LTIP and Matching RSUs have generally been subject to five-year vesting periods tied to continued employment with the Company and other vesting conditions.

We typically only grant LTIP awards on two days each year—one in March and one in September. Annual LTIP awards are made in March, and in September we issue “half grants” to those executives who joined the Company after the March grant date but before the September grant date. Prior to 2020, annual RSUs had been structured to vest in full on the fifth anniversary of the grant date. In 2020, the RemCo modified the vesting schedule for awards to NEOs and other executives to better align with market norms of our public peers, while still maintaining a lengthy vesting period. Annual RSUs granted in or after 2020 vest 60% on the third anniversary of the date of grant, with 20% vesting on each of the fourth and fifth anniversaries.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	27

  Compensation Discussion and Analysis

In determining the number of RSUs subject to an award, the Company divides the dollar amount approved by the RemCo by the closing price per share of KDP common stock on the date of grant for the award. The table below reflects the values of the annual LTIP awards to NEOs in 2022, as approved by the RemCo.

NEO	2022 Annual LTIP Award
Robert Gamgort	$4,700,000
Sudhanshu Priyadarshi	—	(1)
Mauricio Leyva	$2,200,000
Andrew Archambault	$812,500	(2)
Roger Johnson	$425,000	(3)
Ozan Dokmecioglu	$2,200,000	(4)
George Lagoudakis	$425,000
Tony Milikin	$1,500,000	(4)

(1)

Mr. Priyadarshi joined the Company and was appointed as Chief Financial Officer, effective November 14, 2022, and therefore did not receive an annual LTIP award for 2022; however, pursuant to a letter agreement entered into with him at the time of his appointment, he is eligible to participate in the Company’s long-term equity incentive program commencing in 2023 with an annual award target value of $2,200,000.

(2)

In March 2022, Mr. Archambault received an annual RSU grant of $425,000. In connection with his promotion to President, Commercial & Beverage Concentrates, the RemCo determined that Mr. Archambault’s annual RSU grant would increase to $1,200,000 in 2023. In recognition of his service as President, Commercial & Beverage Concentrates beginning on August 1, 2022, the RemCo approved a “half grant” of $387,500 to Mr. Archambault in September 2022, representing half of the difference between his new annual LTIP award amount and his prior annual LTIP award amount.

(3)

In March 2022, Mr. Johnson received an annual RSU grant of $425,000. In connection with his promotion to Chief Supply Chain Officer in October 2022, the RemCo determined that Mr. Johnson’s annual RSU grant would increase to $1,200,000 in 2023.

(4)	The annual RSUs granted to Messrs. Dokmecioglu and Milikin were canceled and forfeited upon their respective separations from the Company.

Elite Investment Program

In addition to annual equity awards, to reinforce significant long-term stock ownership by our NEOs, all Senior Vice Presidents and above (including all NEOs) at the Company are required to participate in our Elite Investment Program. This program distinguishes KDP from most of its peers and ensures senior executives have a meaningful, long-term investment at stake in the Company’s performance. Under Elite, at the time of initial hiring or promotion, the executive makes a substantial personal commitment to a specific level of investment in KDP common stock (the “Commitment Amount”) (within a minimum and maximum range set by the Company) according to their job level and business scope.

The opportunity to participate in Elite is typically a one-time opportunity upon achieving eligibility at the time of initial hiring or promotion. For each share of KDP common stock purchased (each, an “Elite Share”) up to the Commitment Amount, the executive receives one Matching RSU that vests on the fifth anniversary of grant, subject to the executive’s ongoing employment with the Company and the continuous ownership of the full Commitment Amount. Each executive has approximately a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount.

Taken together, to receive the benefit of the Matching RSUs, an executive participating in Elite must acquire enough shares to meet at least the minimum Commitment Amount in the Investment Period and then continue to hold them for the remainder of the five-year vesting period. All Matching RSUs will be immediately forfeited if the executive fails to maintain the minimum Commitment Amount or if the executive’s service with the Company is terminated before the vesting date except in the event of death, disability, change in control or retirement at age 60 with five years of service, and except as otherwise provided in Mr. Leyva’s letter agreement.

When benchmarking the annual value of long-term incentive awards as part of our executives’ compensation, the RemCo takes into account twenty percent (20%) of the grant value of any outstanding Matching RSUs awarded to an executive under Elite.

Messrs. Gamgort, Leyva and Lagoudakis previously fulfilled their respective Commitment Amounts upon becoming eligible to participate in Elite.

Upon joining the Company in November 2022, Mr. Priyadarshi became eligible to participate in the Elite Investment Program, pursuant to which he elected to invest $5,000,000 in KDP common stock. As a result, the Company granted Mr. Priyadarshi

28	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

$5,000,000 of Matching RSUs in November 2022, to match his Commitment Amount. Mr. Priyadarshi will have until November 2023 to purchase sufficient shares to fulfill his Commitment Amount.

Messrs. Archambault and Johnson previously fulfilled their respective Commitment Amounts for their existing investments in Elite. Then, in November 2022, in connection with their promotions, the RemCo offered each an opportunity to make an additional investment through the Elite program. Accordingly, in November 2022, the RemCo approved grants of $2,000,000 of Matching RSUs to Mr. Archambault and $2,750,000 of Matching RSUs to Mr. Johnson. They will each have until November 2023 to acquire sufficient shares to fulfill their new Commitment Amounts.

Messrs. Dokmecioglu and Milikin forfeited their Matching RSUs upon their departures from the Company.

2020 Performance-Based Awards to Mr. Gamgort

In December 2020, the RemCo added performance vesting conditions to 75% of Mr. Gamgort’s “Reinvestment” RSUs that were granted in September 2020 to create strong incentives over a targeted three-year period. The remaining 25% of Mr. Gamgort’s Reinvestment RSUs are time-based; they vested 33% on each of January 15, 2022 and January 15, 2023, with the final 34% scheduled to vest on January 15, 2024. The Reinvestment RSUs all settle on the first anniversary of the applicable corresponding vesting date.

With respect to Mr. Gamgort’s performance-based Reinvestment RSUs, the RemCo established the following performance conditions:

◾

KDP’s relative Total Shareholder Return (TSR) is compared to the S&P 500 over one, two and three-year periods with one-third of the performance-based RSUs available to vest after each measurement period.

◾	For each of the three measurement periods, if the Company’s TSR is below the 50th percentile, payout for that tranche of units will be 0%.

◾	The full target amount of RSUs awarded can vest only if TSR achieves the 80th percentile or better in each of the three measurement periods, with no potential for a payout above 100% of target.

One third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2022, but the performance conditions were not met. As a result, those RSUs were canceled and forfeited.

A second third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2023. The Company’s TSR was in the 65th percentile of the S&P 500, resulting in a payout percentage of 50% of this tranche of performance-based Reinvestment RSUs. Half of the RSUs vested and will settle on January 15, 2024, in accordance with the terms of the award agreement. The other half were canceled and forfeited.

Stock Ownership Requirement

To further align the interests of our NEOs with those of our stockholders, the RemCo has established stock ownership requirements for all Vice Presidents and above, including all NEOs (for purposes of this section, “executives”) at the Company. The stock ownership requirement is separate and apart from the Elite Investment Program, but the minimum stock ownership requirement for each executive matches that executive’s minimum level of investment in Elite, with the exception of the Chief Executive Officer and the Chief Financial Officer, whose minimum stock ownership requirements are lower than their minimum levels of investment in Elite. The table below shows the minimum stock ownership requirement as an estimated multiple of base salary.

Job Level	Minimum Stock Ownership Requirement, as an Estimated Multiple of Salary
Chief Executive Officer	10x
Chief Financial Officer	6x
Executive Leadership Team	3 – 5x

The Company expects that NEOs will meet their minimum stock ownership requirements within one year of their first grant of Matching RSUs under Elite or, for recently promoted executives, one year from the date of their most recent Elite investment. Shares that an executive beneficially owns count toward the executive’s minimum stock ownership requirement, but unvested equity awards are excluded. Until the stock ownership requirement is met, executives must retain 50% of after-tax shares upon any equity vesting. If an executive does not meet the stock ownership requirement within the allotted time period, his or her future LTIP awards may be forfeited, subject to the RemCo’s discretion.

Messrs. Gamgort and Leyva have fulfilled their respective stock ownership requirements. Messrs. Archambault and Johnson previously fulfilled the stock ownership requirement at the Senior Vice President level and will have one year from the date of their

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	29

  Compensation Discussion and Analysis

most recent Elite investment, to meet the heightened Executive Leadership Team ownership requirement. In his capacity as Interim Chief Financial Officer, Mr. Lagoudakis remained subject to the stock ownership requirement at the Senior Vice President level and has fulfilled that stock ownership requirement. Mr. Priyadarshi, who joined the Company in November 2022, will have until November 2023 to meet his stock ownership requirement. Messrs. Dokmecioglu and Milikin had fulfilled their respective stock ownership requirements prior to their separations from the Company and are no longer subject to these requirements.

New Hire Awards to Mr. Priyadarshi

At the time he was hired in November 2022, as an inducement to join the Company and in recognition of forgone incentive compensation from his prior employer, Mr. Priyadarshi received (1) a one-time sign-on grant of RSUs with a value of $3,000,000, vesting 67% on the first anniversary of the date of grant and 33% on the second anniversary and (2) a one-time cash sign-on bonus of $3,850,000, which is repayable to KDP in full in the event that he voluntarily resigns prior to the second anniversary of his date of hire.

Cash Bonus to Mr. Lagoudakis

Mr. Lagoudakis received a $300,000 cash bonus in December 2022, representing the approximate difference between his base salary and bonus prior to his elevation to Chief Financial Officer and his base salary and bonus as Chief Financial Officer over a four-month period, in recognition of his contributions to the Company and service as interim Chief Financial Officer.

Letter Agreement with Mr. Gamgort

In April 2022, KDP announced a succession plan pursuant to which, effective July 29, 2022, Mr. Gamgort would serve as Executive Chairman for two years, with Mr. Dokmecioglu assuming the role of Chief Executive Officer. In connection with his transition to Executive Chairman, the Company entered into a letter agreement with Mr. Gamgort with a term commencing on July 29, 2022 and ending on July 26, 2024 (the “Term”).

The letter agreement provides that Mr. Gamgort will continue to hold, and not sell, at least 50% of the number of shares of the Company’s common stock that he held as of April 5, 2022 through the end of the Term. In addition, consistent with Mr. Gamgort’s previous employment agreement, dated July 2, 2018, the letter agreement provides that Mr. Gamgort’s previously granted equity awards will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of employment by Mr. Gamgort or by the Company without cause.

Pursuant to the letter agreement, on July 29, 2022, Mr. Gamgort was granted a long-term “Transition RSU” incentive award with a grant date value of $5,000,000 in the form of RSUs that will fully vest at the end of the Term, subject to his continued employment and other vesting conditions. This award is subject to pro-rata vesting if the Company terminates his employment without cause before the end of the Term.

The letter agreement also outlines the terms of Mr. Gamgort’s base salary and STIP target as Executive Chairman, which were applicable for the period that Mr. Gamgort served in that role exclusively. Upon his reappointment as Chief Executive Officer, the RemCo restored Mr. Gamgort’s base salary and STIP target to the amounts he had previously received as Chief Executive Officer, effective November 10, 2022.

Letter Agreement with Mr. Dokmecioglu and Mr. Dokmecioglu’s Departure

In connection with his appointment as Chief Executive Officer, the Company entered into a letter agreement with Mr. Dokmecioglu, effective July 29, 2022. The letter agreement provided that Mr. Dokmecioglu would receive an annual base salary of $1,250,000 and would be eligible to receive an annual bonus at a target level of 150% of his base salary. Pursuant to the letter agreement, he was granted two long-term incentive awards: (i) in September 2022, an award of RSUs with a grant date value of $900,000, which would vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant, and (ii) on July 29, 2022, an award of RSUs with a grant date value of $14,000,000, which would vest in one-third installments on each of the third, fourth and fifth anniversaries of the date of grant, subject to his continued employment, maintenance of shareholdings at an amount equal to the award, and other vesting conditions.

Mr. Dokmecioglu’s letter agreement also provided that he would continue to be subject to, and comply with, all Company policies as in effect from time to time, including the Code of Conduct, and that he would participate in the Company’s severance plan. On November 9, 2022, Mr. Dokmecioglu agreed to resign due to violations of the Company’s Code of Conduct that were unrelated to strategy, operations or financial reporting. As discussed on page 40, Mr. Dokmecioglu received no compensation in connection with his separation from the Company, and his outstanding equity awards were canceled and forfeited.

Letter Agreement with Mr. Leyva

In connection with Mr. Leyva’s appointment to the expanded role of Group President, effective July 15, 2022, Mr. Leyva entered into a letter agreement with the Company that amends his then-outstanding equity award agreements. The letter agreement

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  Compensation Discussion and Analysis

provides that, subject to Mr. Leyva’s continued employment with the Company through June 30, 2024, the RSUs underlying the amended award agreements will be eligible to vest pro rata upon a termination of his service with the Company, other than a termination for cause.

Other Matters

General Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health, dental and vision insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

While we may provide NEOs with reasonable perquisites on an individual basis, including relocation and expatriate assignment benefits, such perquisites generally do not make up a significant part of any NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.

Retirement and Pension Benefits

NEOs are eligible to participate in the Company’s qualified 401(k) plan, which includes a company match of 100% on the first 6% of employee contributions within certain statutory limitations under the Internal Revenue Code of 1986, as amended (the “Code”). All of our NEOs except Mr. Priyadarshi participated in the 401(k) program in 2022. We do not maintain or make contributions to a defined benefit plan or any non-qualified deferred compensation retirement plans for any of our NEOs.

Potential Payments upon Termination of Employment

Our compensation plans provide for certain payments and incremental benefits if a NEO’s employment is terminated under delimited circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and benefits are discussed under “Post- Termination Compensation” beginning on page 38.

Change in Control

All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including annual LTIP awards, the Matching RSUs, and all other equity awards, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	31

  Report of the Remuneration and Nomination Committee

REPORT OF THE REMUNERATION AND NOMINATION COMMITTEE

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Paul Michaels, Chair

Oray Boston

Debra Sandler

32	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The executive compensation disclosure contained in this section reflects compensation information for our 2022 NEOs.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2022, 2021 and 2020. Messrs. Priyadarshi, Archambault, Johnson and Lagoudakis were not NEOs in 2020 or 2021, and Mr. Milikin was not a NEO in 2020. In accordance with the SEC disclosure requirements, their compensation disclosure is provided only for the year or years in which they were NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(9)	Stock Awards ($)(10)		Non-Equity Incentive Plan Compensation ($)(11)	All Other Compensation(12)	Total
Robert Gamgort Executive Chairman and Chief Executive Officer(1)	2022	$1,357,692	—	$9,182,281		$1,780,205	$166,314	$12,486,492
	2021	$1,528,846	—	$4,297,860		$1,845,000	$100,815	$7,772,521
	2020	$1,557,692	—	$18,334,997		$2,407,500	$210,347	$22,510,536
Sudhanshu Priyadarshi Chief Financial Officer(2)	2022	$114,423	$3,850,000	$7,447,994		$84,059	—	$11,496,476
Mauricio Leyva Group President(3)	2022	$850,000	—	$2,051,316		$639,200	$10,108	$3,550,624
	2021	$866,346	—	$2,011,772		$557,600	$17,100	$3,452,818
	2020	$676,731	$5,500,000	$22,200,017		$586,454	$22,137	$28,985,339
Andrew Archambault President, Commercial & Beverage Concentrates(4)	2022	$545,087	—	$2,639,731		$382,090	$34,794	$3,601,702
Roger Johnson Chief Supply Chain Officer(5)	2022	$475,846	—	$2,886,592		$261,874	$2,311,968	$5,936,280
Ozan Dokmecioglu Former Chief Executive Officer and Former Chief Financial Officer(6)	2022	$847,692	—	$15,795,752	(13)	—	$20,048	$16,663,492
	2021	$866,346	—	$2,011,772		$557,600	$17,354	$3,453,072
	2020	$882,692	—	$13,200,021		$727,600	$18,265	$14,828,578
George Lagoudakis Former Interim Chief Financial Officer(7)	2022	$389,021	$300,000	$396,288		$182,870	$18,795	$1,286,974
Tony Milikin Former Chief Supply Chain Officer(8)	2022	$620,192	—	$1,398,636	(13)	$465,107	$2,174,115	$4,658,050
	2021	$242,308	—	$9,789,313		$156,362	$5,192	$10,193,175

(1)

Mr. Gamgort served as President and Chief Executive Officer until July 29, 2022, when he began serving as Executive Chairman. He resumed the role of President and Chief Executive Officer on November 9, 2022 and continued as Executive Chairman following this date.

(2)	Mr. Priyadarshi began serving as Chief Financial Officer on November 14, 2022.

(3)	Mr. Leyva served as President, Coffee until August 1, 2022, when he began serving as Group President.

(4)	Mr. Archambault served as Chief Customer Officer until August 1, 2022, when he began serving as President, Commercial & Beverage Concentrates.

(5)	Mr. Johnson served as Chief Product Officer until October 17, 2022, when he began serving as Chief Supply Chain Officer.

(6)	Mr. Dokmecioglu served as Chief Financial Officer until July 29, 2022, when he began serving as President and Chief Executive Officer. He resigned from the Company effective November 9, 2022.

(7)

Mr. Lagoudakis served as Interim Chief Financial Officer from July 29, 2022 to November 14, 2022. Before and after his term as Interim Chief Financial Officer, Mr. Lagoudakis served as Senior Vice President of Finance for Cold Beverages.

(8)	Mr. Milikin served as our Chief Supply Chain Officer until October 28, 2022.

(9)

For Mr. Priyadarshi, reflects a cash sign-on bonus paid in 2022 and intended as an inducement to join the Company and in recognition of forgone incentive compensation from his prior employer. For Mr. Lagoudakis, reflects a cash bonus paid in December 2022, representing the approximate difference between the Chief Financial Officer base salary and bonus and Mr. Lagoudakis’s base salary and bonus over a four-month period in recognition of his interim service in the CFO role. For Mr. Leyva, reflects a cash sign-on bonus paid in March 2020 intended as an inducement to join the Company.

(10)

The amounts reported in the Stock Awards column reflect the grant date fair value of RSUs awarded to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2022 Form 10-K. In accordance with ASC 718, the amounts reported in this column are lower

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	33

  Executive Compensation Tables

than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. For further information on the stock awards granted in fiscal year 2022, see “—Grants of Plan-Based Awards” beginning on page 35.

(11)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the STIP.

(12)

The amounts reported in the All Other Compensation column reflect other compensation for each NEO, including (i) the cost of personal use of corporate aircraft, (ii) certain relocation or housing expenses, (iii) amounts contributed by the Company to tax-qualified defined contribution plans, (iv) payment of a Hart-Scott-Rodino Act filing fee for Mr. Gamgort and (v) compensation to Mr. Milikin relating to his separation from the Company. The following table provides additional details around these amounts:

Name	Corporate Aircraft(a)	Relocation / Housing		Company Contributions(b)	Hart-Scott-Rodino Act Filing Fee(c)	Separation- Related Compensation(d)
Robert Gamgort	31,727	$39,322	(e)	$21,069	$74,196	—
Sudhanshu Priyadarshi	—	—		—	—	—
Mauricio Leyva	—	—		$10,108	—	—
Andrew Archambault	—	$16,194	(f)	$18,600	—	—
Roger Johnson	—	$2,293,704	(g)	$18,264	—	—
Ozan Dokmecioglu	133	—		$19,915	—	—
George Lagoudakis	—	—		$18,795	—	—
Tony Milikin	—	—		$18,346	—	$2,155,769

(a)

In accordance with SEC rules, the cost of personal use of a corporate aircraft as set forth in this column is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded. No tax gross-up is provided to any executive in connection with their personal use of Company aircraft.

(b)	The amounts reported in the Company Contributions column represent our contributions to the Company’s tax-qualified defined contribution plans.
(c)

The Company paid the $45,000 fee for a Hart-Scott-Rodino Act filing required in connection with Mr. Gamgort’s KDP stock ownership and in 2023 provided Mr. Gamgort with a $29,196 tax gross-up to cover taxes on imputed income related to the fee.

(d)

As described under “Post-Termination Compensation” below, Mr. Milikin received severance benefits in the amount of $2,025,000, paid in the form of salary continuation, consistent with a termination without cause under the Keurig Dr Pepper Inc. Executive Severance Plan; $155,769 of this amount was paid in 2022, and the remainder was subject to Mr. Millikin’s continued compliance with certain restrictive covenant obligations to the Company. Mr. Milikin was also given a one-time, lump-sum payment of $2,000,000 in recognition of his contributions to the Company, as well as to make him whole for certain compensation that he had foregone with his prior employer upon hire by the Company in September 2021, as described further below.

(e)

Due to the Company’s dual corporate headquarters in Massachusetts and Texas, the Company leased an apartment in Burlington, Massachusetts through October 2022 for Mr. Gamgort and paid for utilities for the apartment. No tax gross-up was provided in connection with these payments.

(f)

The Company reimbursed Mr. Achambault for rent and utilities for an apartment in Frisco, Texas while he was in the process of relocating to Texas. The Company also provided an additional $10,000 to Mr. Archambault to help offset additional relocation expenses incurred in connection with this required relocation. No tax gross-up was provided in connection with these payments.

(g)

In connection with Mr. Johnson’s placement in Singapore, the Company provided compensation for living expenses such as housing and transportation costs, utilities, and a goods and services expatriate allowance. Also in connection with his assignment to Singapore, the Company provided Mr. Johnson with a tax equalization payment in the amount of $2,137,894.

(13)	Mr. Dokmecioglu’s stock awards were forfeited upon his separation in November 2022, and Mr. Milikin’s stock awards were forfeited upon his separation in October 2022.

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  Executive Compensation Tables

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2022. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis” beginning on page 22.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Robert Gamgort			—	1,893,836	4,734,589
	3/2/2022	(4)				121,731	4,382,316
	7/29/2022	(5)				129,066	4,799,965
Sudhanshu Priyadarshi			—	89,425	223,562
	11/22/2022	(6)				130,447	4,527,815
	11/22/2022	(7)				78,268	2,920,179
Mauricio Leyva			—	680,000	1,700,000
	3/2/2022	(4)				56,981	2,051,316
Andrew Archambault			—	406,479	1,016,198
	3/2/2022	(4)				11,008	396,288
	9/13/2022	(8)				10,282	359,870
	11/22/2022	(6)				54,266	1,883,573
Roger Johnson			—	278,589	696,473
	3/2/2022	(4)				11,008	396,288
	11/22/2022	(6)				71,746	2,490,304
Ozan Dokmecioglu			—	923,616	2,309,041
	3/2/2022	(4)				56,981	2,051,316
	7/29/2022	(9)				361,384	12,908,636
	9/13/2022	(8)				23,880	835,800
George Lagoudakis			—	194,543	486,357
	3/2/2022	(4)				11,008	396,288
Tony Milikin			—	494,795	1,236,986
	3/2/2022	(4)				38,851	1,398,636

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs under the 2022 STIP, which are earned subject to the achievement of certain performance measures. The final earned payouts of such awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the number of shares subject to time-vesting RSU awards made in 2022.

(3)

The amounts reported in the Grant Date Fair Value of Stock Awards column reflect the grant date fair value of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2022 Form 10-K. In accordance with ASC 718, the amounts reported in this column reflect that the RSUs do not accrue or otherwise participate in dividends prior to vesting.

(4)

Annual RSU awards that vest as follows: 60% on March 2, 2025, 20% on March 2, 2026 and the remaining 20% on March 2, 2027, subject to continued service with the Company through each vesting date. Mr. Milikin’s award was forfeited upon his separation in October 2022 and Mr. Dokmecioglu’s award was forfeited upon his separation in November 2022.

(5)	Transition RSU award that vests vest in full on July 26, 2024, subject to Mr. Gamgort’s continued service with the Company through the vesting date.

(6)

Elite Matching RSUs that vest in full on November 22, 2027, subject to the recipient’s continued service with the Company through such date, certain stock ownership requirements and other vesting conditions.

(7)	Sign-on RSU award that vests as follows: 67% on November 22, 2023 and 33% on November 22, 2024, subject to Mr. Priyadarshi’s continued service with the Company through each vesting date.

(8)

“Half-year” RSU award that vests as follows: 60% on September 13, 2025, 20% on September 13, 2026 and the remaining 20% on September 13, 2027, subject to continued service with the Company through each vesting date. Mr. Dokmecioglu’s award was forfeited upon his separation in November 2022.

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  Executive Compensation Tables

(9)

Elite Matching RSUs that were scheduled to vest as follows: one third on July 29, 2025, one third on July 29, 2026, and one third on July 29, 2027, subject to Mr. Dokmecioglu’s continued service with the Company through each vesting date, certain stock ownership requirements and other vesting conditions. This award was forfeited upon Mr. Dokmecioglu’s separation from the Company in November 2022.

Outstanding Equity Awards

The following table sets forth information regarding vested and unvested equity awards held by each NEO as of December 31, 2022. All such awards relate to shares of our common stock. No NEOs held any outstanding stock options as of December 31, 2022.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert Gamgort	7/2/2018	(2)	248,808	8,872,493
	7/2/2018	(2)	248,808	8,872,493
	3/4/2019	(2)	211,133	7,529,003
	3/12/2020	(3)	204,437	7,290,223
	12/7/2020	(4)	145,400	5,184,964
	12/7/2020	(5)	107,422	3,830,669	110,677	3,946,742
	3/3/2021	(3)	153,495	5,473,632
	3/2/2022	(3)	121,731	4,340,927
	7/29/2022	(6)	129,066	4,602,494
Sudhanshu Priyadarshi	11/22/2022	(2)	130,447	4,651,740
	11/22/2022	(7)	78,268	2,791,037
Mauricio Leyva	3/12/2020	(3)	95,694	3,412,448
	3/12/2020	(2)	217,486	7,755,551
	3/12/2020	(2)	391,475	13,959,999
	3/3/2021	(3)	71,849	2,562,135
	3/2/2022	(3)	56,981	2,031,942
Andrew Archambault	8/24/2018	(8)	21,377	762,304
	9/13/2018	(2)	40,000	1,426,400
	3/4/2019	(2)	19,194	684,458
	3/12/2020	(3)	18,487	659,246
	3/3/2021	(9)	16,330	582,328
	3/3/2021	(3)	13,880	494,961
	3/2/2022	(3)	11,008	392,545
	9/13/2022	(3)	10,282	366,656
	11/22/2022	(2)	54,266	1,935,126
Roger Johnson	7/2/2018	(2)	22,654	807,842
	8/24/2018	(8)	21,377	762,304
	3/4/2019	(2)	19,194	684,458
	3/12/2020	(3)	18,487	659,246
	9/15/2020	(10)	26,042	928,658
	3/3/2021	(3)	13,880	494,961
	3/2/2022	(3)	11,008	392,545
	11/22/2022	(2)	71,746	2,558,462
Ozan Dokmecioglu(11)	—		—	—

36	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Compensation Tables

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Lagoudakis	8/24/2018	(8)	21,377	762,304
	9/13/2018	(2)	43,479	1,550,461
	3/4/2019	(2)	19,194	684,458
	3/12/2020	(3)	18,487	659,246
	3/3/2021	(3)	13,880	494,961
	3/2/2022	(3)	11,008	392,545
Tony Milikin(12)	—		—	—

(1)

Market value is determined by multiplying the total number of shares or units that have not vested by $35.66, the closing price of a share of our common stock on Nasdaq on December 30, 2022, the last trading day of fiscal year 2022.

(2)	Represents RSUs that vest on the fifth anniversary of the grant date.

(3)	Represents RSUs that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% of the fifth anniversary of the grant date.

(4)	Represents RSUs that vest 50% on January 15, 2023 and 50% on January 15, 2024.

(5)

Represents 107,422 performance-based RSUs that were earned at the 50% payout level on January 15, 2023 and 110,677 performance-based RSUs shown at the 50% payout level that are eligible to vest on January 15, 2024 subject to the achievement of certain performance conditions.

(6)	Represents RSUs that vest on July 26, 2024.

(7)	Represents RSUs that vest 67% on the first anniversary of the grant date and 33% of the second anniversary of the grant date.

(8)	Represents RSUs that vest on March 24, 2023.

(9)	Represents RSUs that vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

(10)	Represents RSUs that vest one-third on each of the third, fourth and fifth anniversaries of the grant date.

(11)	Mr. Dokmecioglu’s equity awards were forfeited upon his separation from the Company, effective November 9, 2022.

(12)	Mr. Milikin’s equity awards were forfeited upon his separation from the Company, effective October 28, 2022.

Stock Awards Vested

The following table sets forth information regarding stock awards made to our NEOs that vested during fiscal year 2022. None of our NEOs held or exercised any options in fiscal year 2022.

	Stock Awards
Name	No. of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert Gamgort	71,614	(1)	2,732,074
Sudhanshu Priyadarshi	—		—
Mauricio Leyva	260,983		9,666,810
Andrew Archambault	—		—
Roger Johnson	8,681		323,194
Ozan Dokmecioglu	95,487		3,554,981
George Lagoudakis	—		—
Tony Milikin	—		—

(1)

Represents RSUs that vested on January 15, 2022, but which settled on January 17, 2023 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement, which provides that shares related to vested RSUs will to be delivered on the first anniversary of the applicable vesting date, or, if that falls on a day when Nasdaq is not open for trading, the next following trading day.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	37

  Executive Compensation Tables

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation held by our NEOs in 2022, which solely consists of certain deferred RSUs held by Mr. Gamgort.

Name	Value of Deferred Equity: Executive Contributions in Last FY ($)		Value of Deferred Equity: Aggregate Balance at Last FYE
Robert Gamgort	2,732,074	(1)	2,553,755	(2)

(1)

Reflects value, as of the vesting date, of RSUs that vested on January 15, 2022 but for which settlement was deferred until January 17, 2023 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement.

(2)	Reflects value, as of December 30, 2022, the last trading day of fiscal year 2022, of such deferred RSUs.

Post-Termination Compensation

Keurig Dr Pepper Inc. Executive Severance Plan

Effective July 29, 2022, the Company adopted the Keurig Dr Pepper Inc. Executive Severance Plan (the “Severance Plan”), which provides severance benefits for the Company’s Executive Chairman, Chief Executive Officer (if a different individual), Executive Leadership Team (including Messrs. Priyadarshi, Leyva, Archambault, Johnson, Lagoudakis and Milikin), Senior Vice Presidents and Vice Presidents.

Termination Other Than in Connection with a Change in Control

Under the Severance Plan, in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason, he is entitled to receive:

◾	severance payments in the form of salary continuation equal to two times the sum of his base pay plus target bonus, payable over 24 months; and

◾	outplacement services.

In the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member declines an offer for a position that is not a Comparable Position, he or she is entitled to receive:

◾	severance payments in the form of salary continuation equal to 1.5 times the sum of his or her base pay plus target bonus, payable over 18 months; and

◾	outplacement services.

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

Termination Following a Change in Control

During the period that is six months prior to or two years following a Change in Control, in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason, he is entitled to receive a lump sum amount equal to three times the sum of the participant’s base pay plus target bonus.

During the period that is six months prior to or two years following a Change in Control, in the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member resigns for Good Reason, he or she is entitled to receive a lump sum amount equal to 2.25 times the sum of his or her base pay plus target bonus.

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

38	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Compensation Tables

Definitions

Under the Severance Plan, “Cause” is defined as a participant’s:

◾	conviction of, or plea of guilty or nolo contendere to, a crime involving fraud, embezzlement or moral turpitude or a felony;

◾	intentional act or omission constituting fraud, conflict of interest, or other serious malfeasance;

◾

engagement in conduct in the course of performing the participant’s duties that constitutes willful misconduct or gross neglect, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof;

◾

willful neglect, refusal or repeated willful failure to perform any lawful direction of the participant’s supervisor, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof; or

◾

material violation of any written agreement between the participant and the Company or any written policy of the Company, including the Code of Conduct, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof.

“Good Reason” means:

◾	a material diminution in the participant’s authority, duties and responsibilities;

◾	a material reduction in the participant’s base salary or target bonus opportunity; or

◾

a relocation of the participant’s principal place of employment to a location that is more than 50 miles from the then-current location and that increases the participant’s commute by more than 50 miles.

Good Reason does not apply unless all of the following conditions are satisfied: (1) the condition giving rise to the participant’s termination of employment must have arisen without the participant’s consent; (2) the participant must provide notice to the Company of such condition within 30 days of the date that the participant first becomes aware of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of the participant’s termination of employment must occur within 30 days after the date the Company’s cure period expires.

A “Comparable Position” means a position with the Company or its direct or indirect subsidiary that offers the participant generally comparable base pay and incentive compensation, provided that either (1) it is located no more than 50 miles from the participant’s former primary work location, or (2) for a participant working in a highly dense metropolitan area, it does not cause a significant detrimental impact to the participant’s commute.

A “Change in Control” is defined in the Severance Plan to mean:

◾

any “person” or “group” other than the Company or JAB, or any affiliate of the Company or JAB, is or becomes the “beneficial owner”, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

◾

the consummation of a plan or agreement approved by the Company’s shareholders, providing (1) for a merger or consolidation of the Company (other than with a wholly-owned subsidiary of the Company and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

STIP Payment Upon Termination

Involuntary Termination

If the Company terminates an executive’s employment in connection with a reorganization, the closing of a facility, or a reduction in force or otherwise terminates the executive’s employment without Cause, the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to date the executive ceases to perform services for the Company and payable at the same time awards are paid to other active STIP participants. For purposes of the STIP, “Cause” is defined in the STIP as termination due to unsatisfactory work performance or inability to perform the essential functions of the job, failure to comply with company policy, absenteeism, mutually agreed separation for performance or conduct issues, failed drug screen, invalid employment documentation, misconduct or malfeasance, the commission of a dishonest act or common law fraud, or for any other reason as determined by the Company or described as “for Cause” in an agreement between the STIP participant and the Company.

Death

In the event of an executive’s termination due to death, the executive’s estate will be eligible to receive the executive’s target bonus under the STIP, prorated to the time of death and payable within 60 days of death.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	39

  Executive Compensation Tables

Retirement or Disability

In the event of an executive’s termination due to disability or retirement (defined as attaining the age of 60 and completing 5 years of service), the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to the date of retirement or disability and payable at the same time awards are paid to other active STIP participants.

Equity Treatment Upon Termination

Double-Trigger Equity Vesting Upon a Change in Control

In the event of a Change of Control, all outstanding RSUs, including those held by our NEOs, have double- trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change in Control occurs, and (2) the executive’s employment is terminated within 24 months of such Change in Control by the Company other than for Cause or by the executive for Good Reason. For purposes of the RSUs, “Good Reason” generally means:

◾	a material reduction in the executive’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

◾

a material adverse reduction in the executive’s duties and responsibilities such that the executive is required to serve in a position that is at least two salary grades lower than the position in which the executive had been serving prior to such reduction, or any other such similar reduction in duties and responsibilities; or

◾

the relocation of the executive’s principal workplace without the executive’s consent to a location more than 50 miles distant from the location at which the executive had previously been principally providing services.

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs become fully vested and payable.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs vest on a pro rata basis. As an exception, any unvested “Reinvestment RSUs” that were granted to Mr. Gamgort in September 2020 and amended in December 2020 will be canceled and forfeited.

Letter Agreement with Mr. Gamgort

Mr. Gamgort entered into a letter agreement with the Company on April 5, 2022 in connection with his assumption of the Executive Chairman role. Consistent with Mr. Gamgort’s previous employment agreement with the Company, the letter agreement provides that equity awards previously granted to Mr. Gamgort will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of employment by Mr. Gamgort or by the Company without Cause (as defined in the Severance Plan). The letter agreement also provides that the $5,000,000 Transition RSU award that Mr. Gamgort received in connection with his employment as Executive Chairman will be subject to pro-rata vesting if the Company terminates his employment without Cause before July 26, 2024. Under the letter agreement, a termination of Mr. Gamgort’s employment will be governed by the Severance Plan.

Letter Agreement with Mr. Leyva

In connection with Mr. Leyva’s appointment to the expanded role of Group President, effective July 15, 2022, Mr. Leyva entered into a letter agreement with the Company that amends his then-outstanding equity award agreements. The letter agreement provides that, subject to Mr. Leyva’s continued employment with the Company through June 30, 2024, the RSUs underlying the amended award agreements will be eligible to vest pro rata upon a voluntary or involuntary termination of his service with the Company, other than a termination for Cause (as defined in the Severance Plan).

Resignation of Mr. Dokmecioglu

Effective November 9, 2022, Mr. Dokmecioglu resigned as President and Chief Executive Officer and as a director of the Company. Mr. Dokmecioglu received no compensation in connection with his separation from the Company, and his unvested equity awards were canceled and forfeited upon his separation from the Company.

40	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Compensation Tables

Separation and Release Agreement with Mr. Milikin

Mr. Milikin’s employment with the Company was terminated without Cause (as defined above) effective October 28, 2022, and Mr. Milikin entered into a separation and release agreement with the Company effective November 18, 2022. Under the separation and release agreement, Mr. Milikin received benefits under the Severance Plan. In addition, in recognition of Mr. Milikin’s contributions to the Company, as well as to make him whole for certain compensation that he had forgone with his prior employer upon hire by the Company in September 2021, Mr. Milikin received a one-time lump-sum payment in the gross amount of $2,000,000. In accordance with the terms of the STIP, Mr. Milikin received an award payout based on his target bonus and the actual achievement of the performance goals for the year, prorated based on the duration of his employment during the year. Mr. Milikin’s unvested equity awards were canceled and forfeited upon his separation from the Company. The following table reflects the payments provided to Mr. Milikin in connection with his separation from the Company.

Tony Milikin

Compensation Element	Termination Without Cause or For Good Reason
Severance Payments (i.e., 1.5x base plus target bonus)	2,025,000
Lump-Sum 2022 STIP Payment (pro-rated)	465,107
Lump-Sum Payment for Foregone Compensation	2,000,000
Outplacement Services	6,300
Accelerated Equity Payments	—
TOTAL	4,496,407

Tables of Potential Payments and Assumptions

The following tables outline the potential payments to Messrs. Gamgort, Priyadarshi, Leyva, Archambault, Johnson and Lagoudakis upon the occurrence of various termination events, including (1) termination without Cause or, as applicable, for Good Reason or declining an offer for a position that is not a Comparable Position, (2) termination due to death, (3) termination due to disability or (4) retirement. The following tables also reflect potential payments related to change of control and subsequent qualified termination within a specified window for such NEO.

The following assumptions apply with respect to the tables below and any termination of employment:

◾

the tables include estimates of amounts that would have been paid to NEOs in the event their employment is terminated on December 31, 2022. The employment of these NEOs did not actually terminate on December 31, 2022, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

◾	the tables assume that the price of a share of our common stock is $35.66 per share, the closing market price per share on Nasdaq on December 30, 2022, the last trading day of fiscal 2022;

◾

each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, any vested but deferred RSUs and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

◾	as of December 30, 2022, only Mr. Gamgort had satisfied the conditions to meet the definition of retirement.

Robert Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	6,787,672	10,181,508
Lump Sum 2022 STIP Payment	1,780,205	1,893,836	1,780,205	1,780,205	1,780,205
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	30,598,491	67,721,050	67,721,050	30,598,491	67,721,050
TOTAL	32,378,696	69,614,886	69,501,255	39,172,668	79,682,763

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	41

  Executive Compensation Tables

Sudhanshu Priyadarshi

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,295,000	3,442,500
Lump Sum 2022 STIP Payment	—	89,425	84,059	84,059	84,059
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	—	7,442,777	7,442,777	—	7,442,777
TOTAL	—	7,532,202	7,526,836	2,385,359	10,969,336

Mauricio Leyva

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,295,000	3,442,500
Lump Sum 2022 STIP Payment	—	680,000	639,200	639,200	639,200
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	—	29,722,075	29,722,075	—	29,722,075
TOTAL	—	30,402,075	30,361,275	2,940,500	33,803,775

Andrew Archambault

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,509,719	2,264,578
Lump Sum 2022 STIP Payment	—	406,479	382,090	382,090	382,090
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	—	7,304,024	7,304,024	—	7,304,024
TOTAL	—	7,710,503	7,686,114	1,898,109	9,950,692

Roger Johnson

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,317,884	1,976,825
Lump Sum 2022 STIP Payment	—	278,589	261,874	261,874	261,874
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	—	7,288,476	7,288,476	—	7,288,476
TOTAL	—	7,567,065	7,550,350	1,586,058	9,527,175

42	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Compensation Tables

George Lagoudakis

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	921,815	1,382,722
Lump Sum 2022 STIP Payment	—	194,543	182,870	182,870	182,870
Outplacement Services	—	—	—	6,300	—
Accelerated Equity Payments	—	4,543,976	4,543,976	—	4,543,976
TOTAL	—	4,738,519	4,726,846	1,110,985	6,109,568

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	43

  CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Gamgort, to that of our median employee.

For 2022, we used the same median employee that was identified in 2021 by using total taxable wages (Form W-2 Box 1 or equivalent), our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2021, excluding our CEO and employees who were on leave of absence for all of 2021. As permitted by the SEC, we excluded 213 of our employees located outside the United States, who represented less than 5% of our total employee population of 27,276 as of December 31, 2021, as follows: China (78), Hong Kong (8), Ireland (63), Malaysia (1), Singapore (44) and Switzerland (19). All employees in North America were included in our pay ratio calculation. We selected total taxable wages as our consistently applied compensation measure because this metric is applicable to and comparable across our entire employee population. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars using December 2021 exchange rates.

For 2022, we calculated the median employee’s compensation using the same methodology used to calculate the total annual compensation of our CEO. Based on this data and process, we determined that our median employee was a full-time employee who receives salary plus commission with annual total compensation in 2022 of $56,503.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table, $12,486,492. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2022 was 221 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

44	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Pay Versus Performance

P
AY
V
ERSUS
P
ERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K,
w
e
a
re providing the following information regarding the relationship between executive “compensation actually paid” and certain financial performance of the Company. The RemCo does not utilize compensation actually paid as the basis for making compensation decisions. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Robert Gamgort) (1)	Compensation Actually Paid to PEO (Robert Gamgort) (2)	Summary Compensation Table Total for PEO (Ozan Dokmecioglu) (1)	Compensation Actually Paid to PEO (Ozan Dokmecioglu) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (7)	Adjusted Operating Income (8)
2022	12,486,492	12,970,246	16,663,492	(22,473,209)	5,088,351	2,821,000	131.17	118.11	1,436	3,538
2021	7,772,521	17,501,205	—	—	6,759,279	7,522,595	132.80	118.64	2,146	3,421
2020	22,510,536	40,340,240	—	—	14,615,711	19,446,817	113.03	102.93	1,325	3,191

(1)
The dollar amounts reported in the Summary Compensation Table Total for PEO (Principal Executive Officer) columns are the amounts reported for Robert Gamgort (the Company’s Chief Executive Officer for 2020, 2021 and portions of 2022) and Ozan Dokmecioglu (the Company’s Chief Executive Officer for a portion of 2022) for each of the corresponding years in the Total column of the in our Summary Compensation Table. See “Executive Compensation Tables – Summary Compensation Table”.

(2)
The dollar amounts reported in the Compensation Actually Paid to PEO columns represent the amount of “compensation actually paid” to Messrs. Gamgort and Dokmecioglu, as applicable, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by such PEOs. In accordance with these rules, these amounts reflect the Total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated consistent with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Robert Gamgort	2022	2021	2020
Summary Compensation Table Total	12,486,492	7,772,521	22,510,536
Less, value of Stock Awards reported in Summary Compensation Table	(9,182,281)	(4,297,860)	(18,334,997)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	8,528,066	5,351,401	20,992,192
Plus, fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), year-over-year change in fair value of outstanding and unvested equity awards granted in prior years	971,676	2,774,744	15,172,509
Plus (less), year-over-year change in fair value of equity awards granted in prior years that vested in the year	166,293	5,900,399	—
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	—
Compensation Actually Paid to Robert Gamgort	12,970,246	17,501,205	40,340,240

Compensation Actually Paid to Ozan Dokmecioglu	2022
Summary Compensation Table Total	16,663,492
Less, value of Stock Awards reported in Summary Compensation Table	(15,795,752)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	—
Plus, fair value as of vesting date of equity awards granted and vested in the year	—
Plus (less), year-over-year change in fair value of outstanding and unvested equity awards granted in prior years	—
Plus (less), year-over-year change in fair value of equity awards granted in prior years that vested in the year	85,054
Less, prior year-end fair value for any equity awards forfeited in the year	(23,426,003)
Compensation Actually Paid to Ozan Dokmecioglu	(22,473,209)

(3)
The dollar amounts reported in the Average Summary Compensation Table Total for
Non-PEO
NEOs column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Gamgort in 2020, 2021 and 2022 and Mr. Dokmecioglu in 2022) in the Total column of the Summary Compensation Table in each applicable year. The NEOs included for these purposes in each applicable year are as follows: (i) for 2022, Sudhanshu Priyadarshi, Mauricio Leyva, Andrew Archambault, Roger Johnson, George Lagoudakis and Tony Milikin; (ii) for 2021, Ozan Dokmecioglu, Mauricio Leyva, Tony Milikin, Fernando Cortes and Justin Whitmore; and (iii) for 2020, Ozan Dokmecioglu, Mauricio Leyva, Derek Hopkins and Fernando Cortes.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	45

  Pay Versus Performance

(4)
The dollar amounts reported in the Average Compensation Actually Paid to
Non-PEO
NEOs column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Gamgort in 2020, 2021 and 2022 and Mr. Dokmecioglu in 2022), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect Total Compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020
Average Summary Compensation Table Total	5,088,351	6,759,279	14,615,711
Less, average value of Stock Awards reported in Summary Compensation Table	(2,803,426)	(4,603,241)	(11,950,024)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	2,380,127	4,599,879	14,268,554
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	(107,741)	1,694,227	2,512,576
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	5,379	531,036	—
Less, prior year-end fair value for any equity awards forfeited in the year	(1,741,690)	(1,458,585)	—
Average Compensation Actually Paid to Non-PEO NEOs	2,821,000	7,522,595	19,446,817

(5)
Total Shareholder Return (TSR) assumes an initial $100 investment in KDP stock beginning on
D
ecember 31, 2019. TSR is cumulative, with the value determined at the end of each applicable fiscal year shown, calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

(6)
Peer Group Total Shareholder Return represents the weighted peer group TSR, which is weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Company’s Compensation Peer Group discussed in “Compensation Discussion and Analysis” above: Anheuser-Busch InBev SA/NV, Campbell Soup Company, Chocoladefabriken Lindt & Sprungli AG, The Coca-Cola Company, Danone, Diageo plc, The Hershey Company, Kellogg Company, The Kraft Heinz Company, McCormick & Company, Incorporated, Mondelēz International, Inc., Nestle S.A., PepsiCo, Inc., The Procter & Gamble Company, Reckitt Benckiser Group plc and Unilever PLC.

(7)	The dollar amounts reported represent the amount of net income, in millions, reflected in the Company’s audited financial statements for the applicable year.

(8)
The dollar amounts reported represent the amount of Adjusted operating income, in millions. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of this non-GAAP compensation performance measure relative to the reported GAAP financial measure.

46	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Pay Versus Performance

Description of Certain Relationships Between Information Presented in the Pay Versus Performance Table
As described in more detail in “Compensation Discussion and Analysi
s
,”
a
significant portion of our executive compensation is tied to Company performance in the form of annual cash incentives through our STIP, equity awards through our LTIP and required participation in our Elite Investment Program. The Pay Versus Performance Table does not reflect all of the performance measures that we use to align executive compensation with Company performance through these programs. We generally seek to incentivize long-term performance, and therefore we do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs depicting the relationships between information presented in the Pay Vers
u
s Performance Table.
Compensation Actually Paid, Cumulative TSR and Peer Group TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and Adjusted Operating Income

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	47

  Pay Versus Performance

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance
philosophy that aligns executive and stockholder interests. For the most recently completed fiscal year, the financial performance measures that most closely link Company performance to compensation actually paid to the Company’s NEOs include:

◾	Adjusted operating income (Company-selected measure)

◾	Constant currency adjusted diluted EPS growth

◾	Constant currency adjusted operating income growth

◾	Constant currency net sales growth

◾	Free cash flow conversion

48	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Securities Authorized for Issuance Under Equity Compensation Plans

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes certain information related to our equity award plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)
Equity Compensation Plans approved by security holders	8,039,863	$12.19	24,779,577	(2)
Equity Compensation Plans not approved by security holders(3)	23,043,839	—	2,493,329
Total	31,083,702	$12,19	27,272,906

(1)

As of December 31, 2022, there were options to purchase 175,598 shares of KDP common stock outstanding with a weighted average exercise price of $12.19 per share and weighted average remaining contractual term of 2.5 years. RSUs have no exercise price and therefore are not reflected in the weighted average exercise price presented above.

(2)	Represents shares authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)

In connection with the Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”). The Company may grant awards to legacy-KGM employees and other employees of KDP who were not employed by DPS upon the closing of the Merger out of the Keurig Award Pool. The Keurig Green Mountain, Inc. Long-Term Incentive Plan was the legacy-equity plan of KGM pursuant to which legacy-KGM employees were granted their annual long-term equity incentive awards. The Keurig Green Mountain, Inc. Executive Ownership Plan was the legacy-investment program of KGM pursuant to which legacy-KGM employees participated in the Elite and Platinum investment programs.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	49

  Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KDP’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for fiscal year 2023. Deloitte has served as the independent registered public accounting firm of KDP since 2006 (including service for KDP’s predecessor DPS). The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2023. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2023 if it is determined that such a change would be in the best interests of KDP and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2022	2021
Audit Fees(1)	$5,957	$5,578
Audit-Related Fees	—	—
Tax Fees(2)	1,709	2,203
All Other Fees(3)	5	2

Total Fees	$7,671	$7,783

(1)

These amounts represent fees and out-of-pocket expenses of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts represent fees of Deloitte for professional services primarily related to tax compliance, as well as tax planning and advice, in 2022 and 2021.

(3)	These amounts represent fees for subscriptions to the Deloitte Accounting Research Tool.

Under the Audit Committee charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next

50	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm

meeting. The Audit Committee approved all audit and non-audit services provided in 2022 and 2021 in accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Audit Committee Report that follows and Audit Committee charter available on the Company’s website at investors.keurigdrpepper.com/corporate-governance-guidelines.

Report of the Audit Committee

The Audit and Finance Committee (the “Audit Committee”) is composed of Mr. Singer (Chair), Ms. Hickman and Ms. Patsley. All of the Audit Committee members are “independent,” as defined in the Nasdaq listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Ms. Hickman and Ms. Patsley meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of KDP’s financial reporting process and systems of internal controls (including the integrity of KDP’s financial statements and related disclosures), KDP’s compliance with legal and regulatory requirements, the independence, qualifications and performance of KDP’s independent auditors, KDP’s internal audit activities and KDP’s policies and practices with respect to risk assessment and risk management.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management KDP’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2022, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit Committee has also reviewed and discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates, the critical audit matters identified in Deloitte’s audit, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has also discussed with KDP’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee has reviewed and received from Deloitte the written disclosures and the letter required by the applicable PCAOB requirements regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the firm’s independence from KDP and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.

Submitted by the Audit and Finance Committee of the Board:
Robert Singer (Chair)
Juliette Hickman
Pamela Patsley

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	51

  Ownership of Our Equity Securities

OWNERSHIP OF OUR EQUITY SECURITIES

The following table sets forth, as of April 13, 2023, the record date for the Annual Meeting, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, nominees and named executive officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803, and each beneficial owner has sole voting power and investment power with respect to securities shown in the table.

Name	Amount Of Beneficial Ownership Of Common Stock	Percent Of Class
BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
JAB BevCo B.V. (1)	440,909,049	31.4%
The Vanguard Group (2)	72,957,583	5.2%
DIRECTORS AND NOMINEES
Oray Boston	—	—
Olivier Goudet (3)	3,049,909	*
Peter Harf (4)	3,146,708	*
Juliette Hickman	—	—
Paul Michaels (5)	193	*
Pamela Patsley	20,032	*
Lubomira Rochet	—	—
Debra Sandler	—	—
Robert Singer (6)	41,000	*
Larry Young	612,486	*
NAMED EXECUTIVE OFFICERS		*
Robert Gamgort	3,419,856	*
Sudhanshu Priyadarshi	95,000	*
Mauricio Leyva	320,511	*
Andrew Archambault	54,878	*
Roger Johnson	84,095	*
Ozan Dokmecioglu (7)	1,985,607	*
George Lagoudakis	61,098	*
Tony Milikin (8)	142,776	*
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (20 PERSONS)	11,318,742	*

*	Less than 1% of outstanding shares of common stock.

(1)

Based on information provided to KDP by the stockholder (which was formerly known as Maple Holdings B.V.), such stockholder has indicated that it beneficially owns 440,909,049 shares, and has shared voting and dispositive power with respect to 440,909,049 shares. Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), each of which is a company with its registered seat in Luxembourg, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. JAB BevCo B.V. is a direct subsidiary of Acorn Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each managed by Joachim Creus, Dr. Peter Harf, Dr. Stefan Reimann-Andersen, Martin Haas, Mathias Reimann-Andersen and Oliver Reimann, who with Olivier Goudet exercise voting and investment authority over the shares held by JAB BevCo B.V. Agnaten, Lucresca and JAB BevCo B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is 4 Rue Jean Monnet, Luxembourg, L-2180, Luxembourg, and the address of JAB BevCo B.V. and JAB Holdings B.V. is Piet Heinkade 55, Amsterdam, 1019 GM, The Netherlands.

52	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Ownership of Our Equity Securities

(2)

Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023. Such stockholder has indicated that it beneficially owns 72,957,583 shares, has sole voting power with respect to 0 shares, shared voting power with respect to 1,160,418 shares, sole dispositive power with respect to 69,522,124 shares and shared dispositive power with respect to 3,435,459 shares. The address of such stockholder is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Shares are held by Platin Holdings S.à r.l.

(4)	2,869,055 shares are held by HFS Holdings S.à r.l.

(5)	114 shares are held by the Paul S. Michaels 1994 Trust. 79 shares are held by Arthur Street LLC.

(6)	12,499 shares are held by the Robert Singer 2005 Insurance Trust.

(7)

Based on information available to us as of November 9, 2022, the date on which Mr. Dokmecioglu’s employment with the Company was terminated. As of that date, the shares beneficially owned by Mr. Dokmecioglu were pledged to Morgan Stanley Private Bank, National Association, as the lending bank, by Mr. Dokmecioglu as security for margin loans and held by Morgan Stanley Private Bank for the benefit of Mr. Dokmecioglu. Morgan Stanley Private Bank is an affiliate of Morgan Stanley Smith Barney LLC, the record holder of the shares. Morgan Stanley Private Bank is a wholly owned subsidiary of the parent holding company, Morgan Stanley. Morgan Stanley and Morgan Stanley Smith Barney LLC may be deemed to beneficially own these shares. The address of this beneficial owner is 2000 Westchester Avenue, Purchase, NY 10577. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, NY 10036.

(8)	Based on information available to us as of October 28, 2022, the date on which Mr. Milikin’s employment with the Company was terminated.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	53

  Other Matters

OTHER MATTERS

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:

You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KDP common stock that entitle you to vote at the 2023 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:

At the Annual Meeting, you will be asked to vote on four proposals: (1) to elect the 11 directors named in this Proxy Statement to serve until the 2024 Annual Meeting of Stockholders; (2) to approve, on an advisory basis, KDP’s executive compensation; (3) to vote, on an advisory basis, whether future advisory votes to approve KDP’s executive compensation should be held every one year, every two years, or every three years; and (4) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. We also will consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?

A:

The Annual Meeting will be held virtually on June 12, 2023, at 10:00 a.m., Eastern Time, or at any adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:

We will host the 2023 Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KDP2023. The webcast will start at 10:00 a.m. Eastern Time. Stockholders may vote and submit questions while attending the Annual Meeting online. Pertinent questions will be answered during the meeting, subject to time constraints. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/KDP2023. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Meeting log-in page.

Q:	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:

Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:

The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution to approve KDP’s executive compensation in Proposal 2, EVERY ONE YEAR for the frequency of future advisory votes to approve KDP’s executive compensation in Proposal 3 and FOR ratification of Deloitte & Touche LLP’s appointment as independent auditor in Proposal 4.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	The following votes will be required to adopt each proposal (assuming a quorum is present):

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

Proposal 2: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

54	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

Proposal 3: The frequency option that receives the affirmative vote of at least a majority of the votes cast will be deemed the recommendation of the stockholders. Because this Proposal 3 has four choices, it is possible that no choice will receive a majority of the votes cast. Therefore, in that case, the Board will consider the frequency option that receives the highest number of votes as the choice supported by our stockholders.

Proposal 4: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal. For each proposal, a broker non-vote (as described below) or an abstention will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote.

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:

The Board has fixed the close of business on April 13, 2023 as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on April 13, 2023.

On that date, we had 1,403,771,842 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/ KDP2023. You will need your control number included on your Notice of Internet Availability or proxy card in order to be able to vote during the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

•

By Internet — Stockholders who have received a Notice of Internet Availability or a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

•

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

•

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 11, 2023. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail by June 9, 2023 will be processed, but votes received after that date will not. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KDP’s executive compensation, (iii) EVERY ONE YEAR for the frequency of future advisory votes to approve executive compensation and (iv) FOR the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent auditor.

Q:	WHAT IF I WANT TO CHANGE MY VOTE?

A:	At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	submitting a later-dated proxy by telephone or electronically before 11:59 p.m. Eastern Time on June 11, 2023;

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	55

  Other Matters

•	a later-dated mailed proxy received before the close of business on June 9, 2023; or

•	voting online at the Annual Meeting.

Q:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes (as described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q:	WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:

If your shares are held by a broker, trustee or other nominee on your behalf and you do not provide the broker, trustee or other nominee with specific voting instructions, under certain securities exchange rules, the broker, trustee or other nominee may not exercise discretion to vote for or against certain proposals. A “broker non-vote” occurs with respect to a proposal when a broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders and elects to vote your shares on such proposals but is not permitted to vote on other proposals without instructions from the beneficial owner. This results in a “broker non-vote” for the matters on which the broker, trustee or other nominee does not vote, and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted.

Q:	HOW IS KDP DISTRIBUTING PROXY MATERIALS?

A:

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 28, 2023, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability containing instructions on how to access the proxy materials via the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice of Internet Availability by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request. If you would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:

You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	WHO WILL PAY FOR THIS SOLICITATION?

A:

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by certain of our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

56	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

Q:	I LIVE WITH OTHER KDP STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling Broadridge at the above number or writing to Broadridge at the above address.

Q:	HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2024 ANNUAL MEETING?

A:

If any of our stockholders intends to present a proposal for consideration at the 2024 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 30, 2023, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2024 Annual Meeting. With respect to any notice of a proposal or director nomination that a stockholder intends to present for consideration at the 2024 Annual Meeting, without inclusion of such proposal or director nomination in the proxy statement, in accordance with Article II, Section 6(c) or 7(b) of our By-Laws, as applicable, notice of such stockholder proposal or director nomination will need to be received by us not sooner than February 13, 2024, but not later than March 14, 2024, in order to be presented at the 2024 Annual Meeting. Stockholder proposals and director nominations must be sent to our principal executive offices, 6425 Hall of Fame Lane, Frisco, TX 75034, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a stockholder proposal must include the information set forth in Article II, Section 6(d) of our By-Laws and a stockholder’s notice to the Company of a director nomination must include the information set forth in Article II, Section 7(c) of our By-Laws.

In addition, to comply with Rule 14a-19 of the Exchange Act, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the “advance notice” provisions of our By-Laws for our 2024 Annual Meeting, then we must receive proper written notice that sets forth all the information required by Rule 14a-19 of the Exchange Act by April 15, 2024. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our By-Laws as described above.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially. Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.

Websites

Links to websites included in this Proxy Statement are provided solely for convenience. Content on the websites, including on our Company website, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference herein or into any of our other filings with the SEC.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	57

  Appendix A

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

Adjusted operating income is a non-GAAP financial measure. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. GAAP. The non-GAAP financial measure presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define the non-GAAP financial measure in the same way. Non-GAAP financial measures are not substitutes for their comparable U.S. GAAP financial measures – in this case, income from operations – and there are limitations to using non-GAAP financial measures. We use non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate our operating and financial performance and to compare such performance to that of prior periods and to the performance of our competitors. Additionally, we use non-GAAP financial measures in making operational and financial decisions and in our budgeting and planning process. We believe that providing non-GAAP financial measures to investors helps investors evaluate our operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by us. Adjusted operating income is defined as follows:

Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.

Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP that do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our investment in The Vita Coco Company, Inc.; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; and (vii) other certain items that are excluded for comparison purposes to prior year periods.

For the year ended December 31, 2022, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, which were incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic; (vi) the gain on the sale of our investment in BA Sports Nutrition, LLC as a result of the settlement of the associated holdback liability; (vii) the gain on the settlement of our prior litigation with BA Sports Nutrition, LLC, excluding recoveries of previously incurred litigation expenses which were included in our adjusted results; (viii) losses recognized with respect to our equity method investment in Bedford Systems, LLC as a result of funding our share of their wind-down costs; (ix) transaction costs for significant business combinations (completed or abandoned); (x) foundational projects, which are transformative and non-recurring in nature; and (xi) impairments recognized on certain intangible brand assets.

For the year ended December 31, 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment; (vii) the gain on the sale of our investment in BA Sports Nutrition, LLC; (viii) impairment recognized on our equity method investment with Bedford Systems, LLC as a result of funding our share of their wind-down costs; and (ix) transaction costs for significant business combinations (completed or abandoned).

For the year ended December 31, 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt, (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, (vi) impairment recognized on our equity method investments with Bedford Systems, LLC and LifeFuels, Inc. and (vii) impairment recognized on the Bai brand.

Keurig Dr Pepper Inc.	2023 PROXY STATEMENT	A-1

  Appendix A

Reconciliation of Adjusted Income from Operations to Income from Operations (unaudited)

In millions	For the Year Ended December 31, 2022
Reported income from operations	$2,605
Items Affecting Comparability:
Mark to market	150
Amortization of intangibles	138
Stock compensation	5
Restructuring and integration costs	172
Productivity	230
Impairment of intangible assets	477
Non-routine legal matters	13
COVID-19	14
Gain on litigation	(271)
Transaction costs	1
Foundational projects	4
Adjusted	3,538

In millions	For the Year Ended December 31, 2021
Reported income from operations	$2,894
Items Affecting Comparability:
Mark to market	(57)
Amortization of intangibles	134
Stock compensation	18
Restructuring and integration costs	202
Productivity	163
Non-routine legal matters	30
COVID-19	37
Transaction costs	2
Malware incident	(2)
Adjusted	3,421

In millions	For the Year Ended December 31, 2020
Reported income from operations	$2,480
Items Affecting Comparability:
Mark to market	(28)
Amortization of intangibles	133
Stock compensation	27
Restructuring and integration costs	199
Productivity	128
Impairment of intangible assets	67
Non-routine legal matters	57
COVID-19	128
Adjusted	3,191

A-2	2023 PROXY STATEMENT	Keurig Dr Pepper Inc.

Keurig DrPepper

6425 Hall of Fame Lane, Frisco, TX 75034
53 South Avenue, Burlington, MA 01803
keurigdrpepper.com

McCafé

tractor

Sunkist

KEURIG DR PEPPER INC. 53 SOUTH AVE. BURLINGTON, MA 01803 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Before the Meeting - Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/KDP2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 11, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL # â†’ 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR each of the below nominees: 1. Election of Directors Nominees For Against Abstain 1A Robert Gamgort 0 0 0 1B Oray Boston 0 0 0 1C Olivier Goudet 0 0 0 1D Peter Harf 0 0 0 1E Juliette Hickman 0 0 0 1F Paul Michaels 0 0 0 1G Pamela Patsley 0 0 0 1H Lubomira Rochet 0 0 0 1I Debra Sandler 0 0 0 1J Robert Singer 0 0 0 1K Larry Young 0 0 0 02 0000000000 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on an advisory basis, Keurig Dr 0 0 0 Pepper Inc.’s executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To vote, on an advisory basis, whether 0 0 0 0 future advisory votes to approve Keurig Dr Pepper Inc.’s executive compensation should be held every one year, every two years, or every three years. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the appointment of Deloitte & Touche 0 0 0 LLP as Keurig Dr Pepper Inc.’s independent registered public accounting firm for fiscal year 2023. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date 0000611903_1 R1.0.0.6 SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com KEURIG DR PEPPER INC. Annual Meeting of Stockholders June 12, 2023 10:00 AM ET This proxy is solicited by the Board of Directors www.virtualshareholdermeeting.com/KDP2023 The stockholder(s) hereby appoint(s) Robert Gamgort, Anthony Shoemaker, and Mark Jackson, or any of them, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Keurig Dr Pepper Inc. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held live online at 10:00 a.m., ET, on Monday, June 12, 2023, or any postponement or adjournment thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the virtual Annual Meeting of Stockholders or any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed and returned, will be voted in accordance with the Board of Directors’ recommendations. IMPORTANT: CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE. 0000611903_2 R1.0.0.6